Exhibit 10.1

OMNIBUS ASSET AND EQUITY SWAP AGREEMENT

by and among

checksmart financial company, CASH Central of mississippi, LLC, buckeye check cashing of arizona, Inc., buckeye check cashing of alabama, llc and buckeye check cashing, inc.

and

qc holdings, inc. and QC Financial services, inc.

Dated as of June 30, 2016

-I-

(continued)

-II-

(continued)

-III-

(continued)

-IV-

OMNIBUS ASSET AND EQUITY SWAP AGREEMENT

THIS OMNIBUS ASSET AND EQUITY SWAP AGREEMENT (this “Agreement”), is dated as of June 30, 2016 (the “Effective Date”), by and among Checksmart Financial Company, a Delaware corporation (“CFC”), Cash Central of Mississippi, LLC, a Mississippi limited liability company (“CCOM”), Buckeye Check Cashing of Alabama, LLC, a Delaware limited liability company (“BCCOA”), Buckeye Check Cashing of Arizona, Inc., an Ohio corporation (“BCCAZ”) and Buckeye Check Cashing, Inc., an Ohio corporation (“BCCO”, and together with CFC, CCOM, BCCOA and BCCAZ, the “CFC Parties”), QC Holdings, Inc., a Kansas corporation (“QC Holdings”) and QC Financial Services, Inc., a Missouri corporation (“QCFS”, and together with QC Holdings, the “QC Parties”).  The CFC Parties and the QC Parties are sometimes referred to in this Agreement collectively as the “Parties” and each, individually, as a “Party”.  Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.

BACKGROUND

A.	CFC is the record owner of 100% of the issued and outstanding equity interests of the companies listed on Schedule I hereto (the “CFC Interests”).
B.

QCFS is the record owner of 100% of the issued and outstanding equity interests (the “QC Interests”) of QC Financial Services of California, Inc., a California corporation (“QFOC”, and together with the QC Parties, the “QC Entities”).

C.	Each of CCOM, BCCOA, BCCAZ and BCCO desire to acquire certain assets owned by QCFS on the terms and conditions set forth herein.
D.

The CFC Parties, on one hand, and the QC Parties, on the other hand, desire to swap (the “Swap”) (x) the CFC Interests for (y) the QC Interests and the Acquired Assets, such that, immediately after the Closing, the CFC Parties shall own the QC Interests and the Acquired Assets, and the QC Parties shall own the CFC Interests.

E.

The Parties have determined that net value of the assets received and liabilities assumed by the QC Parties is substantially equal to the net value of the assets received and liabilities assumed by the CFC Parties.

F.	The Parties are willing to enter into this Agreement and consummate the Swap, but only upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

For purposes of this Agreement:

“Acquired Assets” means all of QCFS’s right, title and interest in all assets (including cash and cash equivalents located in the QCFS Locations), properties, records (including records relating to any QC Worker to be employed by any CFC Party), Customer Records, contractual rights, rights and claims related to, used or useful in or held for use in the check‑cashing, payday lending and related business operations conducted by QCFS at the QCFS Locations, wherever situated and of whatever nature, kind and description, whether tangible or intangible, owned, leased or licensed. real, personal or mixed, whether or not reflected on the books and records of QCFS except Excluded Assets.

“Action” means any suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Services Agreement, the Trademark License Agreement dated as of the date hereof among certain of the Parties and any bills of sale executed in connection herewith to evidence the Swap or any component thereof.

“Assumed Liabilities” means (i) lease obligations arising and payable after July 31, 2016, with respect to the QCFS Locations (excluding any obligations in such leases pertaining to locations other than the QCFS Locations), (ii) obligations arising and payable after the Effective Date with respect to personal property leases for equipment,(iii) amounts to be refunded to individual customers in the ordinary course of business, and (iv) the liabilities described in Section 6.7

“BCCAZ” has the meaning set forth in the Preamble.

“BCCO” has the meaning set forth in the Preamble.

“BCCOA” has the meaning set forth in the Preamble.

“BCCU” has the meaning set forth in Section 6.4B(e).

“Buckeye Check Cashing of Illinois” has the meaning set forth in Section 3.2(b).

“Buckeye Check Cashing of Kansas” has the meaning set forth in Section 3.2(b).

“Buckeye Title Loans of Kansas” has the meaning set forth in Section 3.2(b).

“Buckeye Check Cashing of Missouri” has the meaning set forth in Section 3.2(b).

“Buckeye Title Loans of Missouri” has the meaning set forth in Section 3.2(b).

“Buckeye Check Cashing of Utah” has the meaning set forth in Section 3.2(b).

“Buckeye Title Loans of Utah” has the meaning set forth in Section 3.2(b).

“Business” means all the business activities conducted at the QCFS Locations.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“CCOM” has the meaning set forth in the Preamble.

“CFC” has the meaning set forth in the Preamble.

“CFC Entities” has the meaning set forth in Section 3.2(b).

“CFC Interests” has the meaning set forth in Paragraph A of the Background.

“CFC Locations” means each location described on Schedule 4.6.

“CFC Parties” has the meaning set forth in the Preamble.

“CFC Tax Periods” has the meaning set forth inSection 6.4(B)(a).

“CFC Transferees” has the meaning set forth in Section 3.2(b).

“CFC Company Material Contract” has the meaning set forth in Section 4.14.

“CFC Company Material Permit” has the meaning set forth in Section 4.15.

“CFC Indemnitees” has the meaning set forth in Section 9.3.

“CFC Losses” has the meaning set forth in Section 9.3.

“CFC Leases” has the meaning set forth in Section 4.6(a).

“CFC Store Financials” has the meaning set forth in Section 4.18.

“CFC Workers” has the meaning set forth in Section 4.11(b).

“Claims Notice” has the meaning set forth in Section 9.9(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code, Title 26, U.S. Code, as amended.

“Company Employee Plan” has the meaning set forth in Section 4.12 or Section 4A.12, as applicable.

“Control Group” means with respect to any Person means any corporation or trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (b) that together with such Person is or was (at a relevant time with respect to which such Person has liability) treated as a single employer under Section 414(t) of the Code.

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Consumer Protection Law” means any federal, state or local Law applicable to the existing or prior relationship or dealings between a member of the consumer public (including, without limitation, any applicants or Persons claiming identity theft or fraud) and, as applicable, CFC or QC Holdings (or any of their Affiliates), including without limitation, the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act (as applicable), Fair Credit Reporting Act, all truth-in-lending related Laws, all anti‑money laundering and “know your customer” Laws, all usury and consumer protection related Laws and all debt collection Laws

“Contracts” means all binding written contracts, agreements, leases, licenses, commitments, instruments, guarantees, bids, purchase orders and other binding understandings.

“Customer Records” shall mean with respect to all past and present applicants and customers serviced at any Location, all paper files, records located in any point-of-sale system and any other records necessary to have substantially complete file information (including references) with respect to a particular applicant or customer.  Customer Records does not include information on customers whose accounts have been sold to third parties.

“Effective Date” has the meaning set forth in the Preamble.

“Employment Practices” has the meaning set forth in Section 4.11(g).

“Enterprise-Wide Contract” has the meaning set forth in Section 6.5.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Law” means any Law relating to the pollution or protection of the Environment, including Releases of Hazardous Materials into the Environment or workplace health and safety relating to Releases of Hazardous Materials.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets”  means (a) any books and records which QCFS is prohibited from disclosing or transferring to the CFC Transferees under applicable Law and is required by applicable Law to retain, tax-related records and corporate office records (other than Customer Records),(b) contractual rights with respect to Enterprise-Wide Contracts, (c) intellectual property rights (it being understood and agreed that the use of intellectual property shall be governed by Section 2.3) and (d) any cash in any bank account.

“Fundamental Representations” means representations and warranties made by any Party hereto with respect to Section 4.2, Section 4.4, Section 4A.2,  Section 4B.1, Section 4.8,  Section 4A.8, Section 4B.4,  Section 4B.5, Section 4.9,  Section 4A.9, , Section 4.11,  Section 4A.11,  Section 4.12,  Section 4A.12,  Section 4.22 and Section 4A.22.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any federal, state, local or foreign court.

“Hazardous Material” means any toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in any Environmental Law.

“including” means in all cases, but without duplication, “including, without limitation,”.

“Interests”  means the QC Interests and the CFC Interests.

“Indemnified Party” has the meaning set forth in Section 9.9(a).

“Indemnitees” has the meaning set forth in Section 9.3.

“IRCA” has the meaning set forth in Section 4.11(d).

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority (including any with respect to zoning).

“Liability Claim” has the meaning set forth in Section 9.9(a).

“Litigation Conditions” has the meaning set forth in Section 9.9(b).

“Liens” means any mortgage, lien, security interest, option, pledge or other similar encumbrance.

“Location” shall mean any CFC Location, QCFS Location or QFOC Location.

“Losses” has the meaning set forth in Section 9.3.

“Material Adverse Effect” means any material adverse effect on the financial condition, liabilities, business, properties, assets, or results of operations of a Person or the Acquired Assets, as the context may require.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Past CFC Employees” means (i) each employee and (ii) each individual classified as an independent contractor, in the case of clause (i) above, of, or who performed work for any CFC Transferee during the past five (5) years, and in the case of clause (ii) above, who performed services for any CFC Transferee during the past five (5) years, but excluding CFC Workers.

“Past QC Employees” means (i) each employee and (ii) each individual classified as an independent contractor, in the case of clause (i) above, of, or who performed work for any of, QFOC or QFCS (to the extent such Person performed work related to the business conducted at QFCS Locations) during the past five (5) years, and in the case of clause (ii) above, who performed services for QFOC or QFCS (to the extent such Person performed work related to the business conducted at QFCS Locations) during the past five (5) years, but excluding QC Workers.

“Permit” means any permit, license, approval, qualification, consent or authorization issued by a Governmental Authority (including with respect to zoning).

“Permitted Liens” means (i) Liens for current Taxes by Governmental Authorities that are not due and payable as of the Closing Date; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress and arising in the ordinary course of business for sums not yet due and payable; (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens arising in the ordinary course of business for sums not yet due; (iv) purchase money Liens securing rental payments under personal property leases and (v) other Liens arising in the ordinary course of business which do not impair in any material respect the conduct of the business at any Location.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority, arbitrator or any other Person.

“QC Parties” has the meaning set forth in the Preamble.

“QC Entities” has the meaning set forth in Section 3.3(b).

“QC Holdings” has the meaning set forth in the Preamble.

“QC Interests” has the meaning set forth in Paragraph B of the Background.

“QC Indemnitees” has the meaning set forth in Section 9.3.

“QC Locations” means the QCFS Locations and the QFOC Locations.

“QC Losses” has the meaning set forth in Section 9.2.

“QC Tax Periods” has the meaning set forth in Section 6.4C(a).

“QC Workers” has the meaning set forth in Section 4A.11

“QCFS” has the meaning set forth in the Preamble.

“QCFS Company Material Permits” has the meaning set forth in Section 4B.6.

“QCFS Leases” has the meaning set forth in Section 4B.2.

“QCFS Store Financials” has the meaning set forth in Section 4B.9.

“QFOC” has the meaning set forth in Paragraph B of the Background.

“QFOC Company Material Contracts” has the meaning set forth in Section 4A.14.

“QFOC Company Material Permits” has the meaning set forth in Section 4A.15.

“QFOC Leases” has the meaning set forth in Section 4A.6.

“QFOC Locations” has the meaning set forth in Section 4A.6.

“QFOC Store Financials” has the meaning set forth in Section 4A.18.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Retained Liabilities” means (a) with respect to the CFC Transferees, (i) the litigation and claims against the CFC Transferees as of the Closing Date, including those described more particularly below, (ii) any litigation or claims against the CFC Transferees arising after the Closing Date with respect to the actual operation of the business prior to the Closing Date, and (iii) any Taxes arising from or related to the operation of the business of the CFC Transferees on or prior to the Closing Date in accordance with Section 6.5, and (b) with respect to QFOC, (i) the litigation and claims against QFOC as of the Closing Date, (ii) any litigation or claims against QFOC arising after the Closing Date with respect to the actual operation of the business prior to the Closing Date, and (iii) any Taxes arising from or related to the actual operation of the business of QFOC on or prior to the Closing Date in accordance with Section 6.6.

“§ 338(h)(10) Election” has the meaning set forth in Section 6.4D(c).

“Services Agreement”  means that certain Reciprocal Transition Services Agreement dated as of the date hereof and by and among CFC, QC Holdings and QCFS.

“Straddle Period” has the meaning set forth in Section 6.4B(b).

“Swap” has the meaning set forth in Paragraph D of the Background.

“Tax” means any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax, including the IRS.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Transferred Entity” means the CFC Transferees and QFOC.

“Trust Taxes” means any sales tax, use tax or other Tax that is collected or withheld by a Person as an agent of the applicable Taxing Authority.

“Wages” means wages, salaries, premiums, commissions, bonuses or other compensation of any kind paid or required to be paid to: (i) any employee or (ii) any individual classified as an independent contractor.

“WARN Act” has the meaning set forth in Section 4.11(c).

ARTICLE II TRANSFER OF INTERESTS AND ASSETS; OTHER MATTERS

2.1 Transfer of Interests and Assets.  At the Closing, (a) CFC shall sell, assign and transfer the CFC Interests to QCFS, (b) QCFS shall sell, assign and transfer the QC Interests to CFC and (c) (i) QCFS shall sell, assign and transfer the Acquired Assets to CCOM, BCCOA, BCCAZ and BCCO, as applicable, (ii) as applicable, CCOM, BCCOA, BCCAZ and BCCO shall assume the Assumed Liabilities, (iii) QCFS shall retain the Retained Liabilities with respect to QFOC, and (iv) CFC shall retain the Retained Liabilities with respect to the CFC Transferees.

2.2 Consummation. Upon the Closing, the Swap and the License shall be effective.

2.3 License.

(a) The Trademark License Agreement dated as of the date hereof between certain of the Parties contains a list of the trademarks, copyrights and patents used in the delivery of financial and other services at the QC Locations immediately prior to the Closing that are hereby licensed to CFC and its Affiliates for a term of 5 years pursuant to the terms set forth therein.

(b) The Trademark License Agreement dated as of the date hereof between certain of the Parties contains a list of the trademarks, copyrights and patents used in the delivery of financial and other services at the CFC Locations immediately prior to the Closing Date that are hereby licensed to QC Holdings and its Affiliates for a term of 5 years pursuant to the terms set forth therein.

2.4Allocation of Consideration.  The consideration, including assumed liabilities, transferred: (a) in exchange for the Acquired Assets, and (b) indirectly in exchange for the assets of the CFC Transferees (except Buckeye Check Cashing of Utah) will be allocated to the Acquired Assets and the assets of the CFC Transferees (except Buckeye Check Cashing of Utah) for income Tax purposes in accordance with Section 1060 of the Code (and any similar provision of state, local, or foreign Law, as appropriate) and in a manner consistent with the fair market values of such assets determined by the valuation consultant selected by QC Holdings and CFC.  The CFC Parties and QC Parties shall each adopt and utilize the fair market values determined by such valuation consultant for purposes of filing IRS Form 8594 and all federal, state and other Tax Returns filed by each of them (unless otherwise required by Law), and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Action or otherwise with respect to such Tax Returns.  The CFC Parties and the QC Parties each agree to provide promptly the other(s) with any other information required to complete IRS Form 8594.

ARTICLE III CLOSING AND DELIVERIES

3.1 Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on June 30, 2016 (the “Closing Date”).  Except as specifically provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The effective time of the Closing will be 12:01 a.m. Pacific Time on the day that follows the Closing Date.

3.2 Deliveries by the CFC Parties. At the Closing, CFC shall deliver, or cause to be delivered, to the QC Parties the following items:
(a) Certificates representing the CFC Interests (if certificated) and/or duly executed membership interest powers and assignments in proper form for transfer;

(i)  Articles or Certificates of Incorporation, Formation or Organization or similar organizational documents, as applicable, for each of the following entities: the CFC

Parties, Buckeye Check Cashing of Illinois, a Delaware limited liability company (“Buckeye Check Cashing of Illinois”), Buckeye Check Cashing of Missouri, LLC, a Delaware limited liability company (“Buckeye Check Cashing of Missouri”), Buckeye Check Cashing of Kansas, LLC, a Delaware limited liability company (“Buckeye Check Cashing of Kansas”), Buckeye Title Loans of Kansas, LLC, a Delaware limited liability company (“Buckeye Title Loans of Kansas”), Buckeye Title Loans of Missouri, LLC, a Delaware limited liability company (“Buckeye Title Loans of Missouri”), Buckeye Title Loans of Utah, LLC, a Delaware limited liability company (“Buckeye Title Loans of Utah”) and Buckeye Check Cashing of Utah, Inc., an Ohio corporation (“Buckeye Check Cashing of Utah”, and together with Buckeye Check Cashing of Illinois, Buckeye Check Cashing of Missouri, Buckeye Check Cashing of Kansas,  Buckeye Title Loans of Utah, Buckeye Title Loans of Missouri and Buckeye Title Loans of Kansas, the “CFC Transferees” and the CFC Transferees, together with the CFC Parties, the “CFC Entities”), in each case, certified by the applicable Secretary of State; (ii)  Operating agreements, by-laws, code of regulations or similar organizational documents, as applicable, for each of the CFC Entities;    (iii)  A certificate of good standing of each of the CFC Entities from the Secretary of State of the applicable jurisdiction of organization from a recent date.

(b) A certificate of an officer of CFC, given by him or her on behalf of CFC and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

3.3 Deliveries by QC Holdings or QCFS. At the Closing, QC Holdings or QCFS, as applicable, shall deliver, or cause to be delivered, to CFC the following items:
(a) Certificates representing the QC Interests and assignments in proper form for transfer;

(i)  Articles or Certificates of Incorporation, Formation or Organization or similar organizational documents, as applicable, for each of the following entities: the QC Parties and QC Financial Services of California, Inc., a California corporation (“QFOC,” and together with the QC Parties, the “QC Entities”) , in each case, certified by the applicable Secretary of State; (ii)  Operating agreements, by-laws, code of regulations or similar organizational documents, as applicable, for each of the QC Entities ; (iii)  A certificate of good standing from the Secretary of State of the jurisdiction of organization from a recent date of each of the QC Entities.

(b) A certificate of an officer of QC Holdings, given by him or her on behalf of QC Holdings and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CFC

CFC represents and warrants to the QC Parties as follows:

4.1 Organization and Standing; Authority.  Each of the CFC Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.   This Agreement has been duly and validly executed and delivered by each CFC Party and constitutes the legal, valid and binding obligation of each CFC Party, enforceable against it in accordance with its terms, except as limited by:

(a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and

(b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”).    Each of the CFC Entities has the requisite limited liability company or corporate power and authority to (i)  own, operate and lease its respective properties and assets as and where currently owned, operated and leased and (ii)  carry on its respective business as currently conducted, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

4.2 Capitalization. There are no:
(a) outstanding securities convertible or exchangeable into equity ownership of any CFC Transferee;

(b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any CFC Transferee to issue, transfer or sell any of its equity ownership; or (c) voting trusts or other agreements or understandings to which any CFC Transferee is a party or by which such issuer is bound with respect to the voting, transfer or other disposition of its equity ownership.  No CFC Transferee has any subsidiaries.

4.3 No Conflict. Neither the execution and delivery of this Agreement, nor the performance by the CFC Parties of their obligations hereunder, will

(a) violate or conflict with (i) their respective certificate or articles of incorporation or bylaws (or comparable organizational documents), or (ii) any Law or Order applicable to any CFC Party or by which any of its properties or assets are bound, which violation of any such Law or Order would reasonably be expected to result in a Material Adverse Effect,

(b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which any CFC Entity is a party or by which any of its respective assets or properties are bound, in the case of any Contract individually, that would reasonably be expected to result in a Material Adverse Effect or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the equity securities of the CFC Entities or the properties or assets of any CFC Entity, in each case, that would reasonably be expected to result in a Material Adverse Effect.

4.4 Title.  CFC:  (a) is the record owner of the CFC Interests; (b) has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the CFC Interests to QC Holdings; and (c) has good and valid title to the CFC Interests, free and clear of all Liens, other than Permitted Liens.    Other than the rights described in Section 6.5,

each of the CFC Transferees owns or leases all of the assets necessary for the conduct of its business.

4.5 Required Governmental Filings and Consents.  No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery by any CFC Party of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.6 Real Property.

(a) Leased Real Property.  Schedule 4.6 sets forth a true and complete list of all locations leased by the CFC Transferees (the “CFC Locations”).  The applicable CFC Transferee has a valid and subsisting leasehold estate in the CFC Locations.  True, correct and complete copies of the leases relating to the CFC Locations (and all amendments thereto) (the “CFC Leases”) have been made available to the QC Parties, and no material changes have been made to any CFC Leases since the date provided.  Each of the CFC Locations is used or occupied by a CFC Transferee pursuant to a valid and enforceable lease.  All rents, deposits and additional rents due pursuant to any CFC Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a material breach or material default under any CFC Lease that has not been re-deposited in full.  No CFC Transferee has received any notice that it is in material default under any CFC Lease which has not been cured in all material respects (it being understood that no representation or warranty is given hereby as to any notices required to be given or consents required to be obtained under any CFC Lease in connection with the transactions contemplated hereby).  No Affiliate of any CFC Transferee is the owner or lessor of any property subject to the CFC Leases.  The CFC Locations are in good condition and repair (subject to normal wear and tear).  None of the CFC Transferees has subleased, licensed or otherwise granted any Person the right to use or occupy any CFC Location.  No CFC Transferee owns any interest in any real property.

(b) Absence of Violations.  None of the leasing, occupancy or use of the CFC Locations by any CFC Transferee is in violation of any Law in any material respect, including any building, zoning, environmental or other Law.  The use of the CFC Locations conforms in all material respects to the applicable certificate of occupancy for such CFC Location.  Each of the CFC Transferees has obtained all Permits necessary for and material to the operation of its business at the CFC Locations.

4.7 Personal Property.  Each of the CFC Transferees has good and marketable title to, or a valid leasehold interest in, all of its respective tangible material personal property and material assets free and clear of all Liens other than Permitted Liens.  The material tangible personal property and material assets of the CFC Transferees are free from material defects and in good operating condition and repair (subject to normal wear and tear).  Other than leased property or equipment provided by lessors or vendors, substantially all of the equipment located in any CFC Location is owned by the applicable CFC Transferee.

4.8 Litigation and Orders.
(a) Except as provided on Schedule 4.8, there are no material Proceedings pending or, to the knowledge of CFC, threatened against any CFC Transferee or its respective business, operations or assets.  There are no Proceedings pending or, to the knowledge of CFC, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the CFC Parties to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements.

(b) There is no material Order to which any CFC Transferee, or any of the assets owned or used by any CFC Transferee, is subject.  Each of the CFC Transferees has been in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.  To the knowledge of CFC,  none of the CFC Transferees has received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any term or requirement of any Order to which any CFC Transferee, or any of the assets owned or used by any CFC Transferee, is subject.

(c) There is no Order pending or, to the knowledge of CFC, threatened against any CFC Transferee, that charges any CFC Transferee with the (or indicates that any of such parties are in) material violation of or noncompliance with any Law or Permit.  There is no Order or Proceeding pending or, to the knowledge of CFC, threatened against any CFC Entity that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, to the extent CFC makes, or causes to be made any and all payments required to be made in compliance with any such Order, the representation and warranties made by CFC hereunder shall be deemed to be made as if the payments under such Order had not been required.

4.9 Compliance with Laws.  Each of the CFC Transferees is now, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws and Orders, including, without limitation, the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act (as applicable), Fair Credit Reporting Act, all truth-in-lending related Laws, all anti‑money laundering and “know your customer” Laws, all usury and consumer protection related Laws, all debt collection Laws, and any Laws relating to Employment Practices.  Other than as disclosed to the QC Parties, none of the CFC Transferees has received any written notice from any Governmental Authority or any other Person regarding

(a) any actual or alleged violation of, or failure to comply in any material respect with, any applicable Law, or

(b) any actual or alleged material obligation or material liability of any CFC Transferee under any applicable Law.  Each CFC Transferee has implemented a written anti-money laundering compliance program that complies in all material respects with all applicable Laws (a true and correct copy of which has been made available to QC Holdings), and has operated its business for the past five (5) years in compliance in all material respects with such program.  Each of the CFC Transferees has made available its form of agreement and such other material forms that it uses in the ordinary course of business (a true and correct copy of the current form of which has been made available to QC Holdings) to each of its loan applicants.

4.10 Conduct of Business.  Since December 31, 2015, the business and operations of each of the CFC Transferees have been conducted in the ordinary course of business and since December 31, 2015, there has not occurred a Material Adverse Effect with respect to the business of any CFC Transferee.  Without limiting the generality of the foregoing, since December 31, 2015, and except as set forth on Schedule 4.10, no CFC Transferee has:

(a) incurred or become subject to any indebtedness greater than $25,000 except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under Contracts entered into in the ordinary course of business;

(b) (i) except with respect to any guarantees that shall be released upon the Closing, guaranteed the indebtedness of any Person, (ii) cancelled any indebtedness owed to it or (iii) released any claim possessed by it, in each case, in excess of $25,000 or outside the ordinary course of business;

(c) made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (i) depreciation or amortization policies or rates or (ii) the payment of accounts payable or the collection of accounts receivable;

(d) changed, rescinded or made any material Tax election, filed any amended Tax Return, entered into any closing agreement, consented to any extension or waiver of the limitation period applicable to any Tax claim in excess of $25,000, settled any Tax claim or assessment in excess of $25,000 or surrendered any right to claim a Tax refund;

(e) authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $25,000 in the aggregate; or
(f) agreed to do any of the foregoing.
4.11 Labor Matters.

(a) Union and Employee Contracts.  None of the CFC Transferees is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract.  None of the CFC Transferees has agreed to recognize any union or other collective bargaining representative.  No union or collective bargaining representative has been certified as representing the employees of any of the CFC Transferees.  To the knowledge of CFC, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the CFC Transferees during the past three (3) years.  None of the CFC Transferees has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past three (3) years.

(b) List of Workers, Etc.  CFC has provided an accurate and complete list, as of the date of this Agreement, of all (i) employees (including each employee’s name, title or position, present annual or hourly compensation, designation as exempt or nonexempt, and years of service), and (ii) individuals who are classified as independent contractors (including the respective compensation of each independent contractor) (such individuals described in clauses (i) and (ii) above are collectively referred to herein as “CFC Workers”; it being agreed and understood that such CFC Workers shall only include store level employees, store managers, area managers and regional managers), in the case of clause (i) above, of, or who perform work for any, CFC Transferee, and in the case of clause (ii) above, who are currently performing services for any CFC Transferee.  As of the Closing Date, subject to Section 6.7,  the Wages of (i) each such CFC Worker and (ii) each Past CFC Employee have been paid, in full, in each case for any services performed by any such CFC Worker or Past CFC Employee or for any other amounts required to be reimbursed to any such CFC Worker or Past CFC Employee (including, without limitation, expense reimbursements, vacation, break time worked,  meal time worked, sick leave, other paid time off or severance pay) in each case, on and as of the Closing Date, and no CFC Transferee has any liability for any such Wages or other amounts.    No CFC Transferee employs any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to such CFC Transferee subject to applicable Laws relating to employment discrimination.

(c) WARN Act.  Each of the CFC Transferees is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act (29 USC §2101) (the “WARN Act”) and any similar Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including with respect to all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.  None of the CFC Transferees has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local Law in the United States.

(d) IRCA.  To the knowledge of CFC, all current employees of the CFC Transferees who work in the United States are, and all former employees of any CFC Transferee who worked in the United States whose employment terminated, voluntarily or involuntarily, within the one (1) year prior to the Closing Date, were legally authorized to work in the United States.  To the knowledge of CFC, the CFC Transferees have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date.  Each of the CFC Transferees is and has been for the past three (3) years in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti‑discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits.  None of the CFC Transferees is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  Except as disclosed to the QC Parties, there are no pending claims against any CFC Transferees under any workers compensation plan or policy or for long term disability.

(f) Manuals, Handbooks, Policies, etc.  True and complete copies have been made available to the QC Parties of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any CFC Worker.

(g) Compliance and Investigations.  None of the CFC Transferees is a party to, or otherwise bound by, any Order by or of any Governmental Authority relating to employees or Employment Practices other than wage garnishments.  None of the CFC Transferees nor any of their executive officers has received within the past three (3) years from any Governmental Authority responsible for the enforcement of labor or employment laws any notice of intent to conduct an investigation relating to the CFC Workers, and, to the knowledge of CFC, no such investigation is in progress.  Each of the CFC Transferees is in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, rest breaks (including payment therefor when such rest breaks are not taken in accordance with Law),  immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, and the payment of social security and other Taxes (collectively,“Employment Practices”).

(h) Litigation With Workers.  Other than as set forth on Schedule 4.11(h),  there are no material claims, disputes, grievances or controversies pending or, to the knowledge of  CFC, threatened involving any CFC Worker or group of CFC Workers.  There are no charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices pending or, to the knowledge of CFC, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority against any CFC Transferee pertaining to any CFC Worker.

4.12 Employee Benefit Plans.

(a) Each of the following is individually or collectively referred to , in this Section 4.12, as a “Company Employee Plan” or “Company Employee Plans”, respectively): (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, stockholders, consultants, or independent contractors of any CFC Transferee or any member of its Controlled Group that are sponsored or maintained by any CFC Transferee or any member of its Controlled Group or with respect to which any CFC Transferee or any member of its Controlled Group has made or is required to make payments, transfers, or contributions or has any liability, including as a result of any CFC Transferee, together with any other Person who is a member of the Controlled Group, being treated as a single employer under Section 414 of the Code.    None of the CFC Transferees has any material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Employee Plans.    With respect to the Company Employee Plans and all other benefit plans maintained, sponsored or contributed to by CFC and its

Controlled Group, or with respect to which CFC or CFC's Controlled Group has any liability (collectively, the "CFC Plans"), no event has occurred and there exists no condition or set of circumstances in connection with which any of the CFC Transferees could be subject to any material liability under the terms of or as a result of CFC Plans, ERISA (including, without limitation, under Title IV of ERISA), the Code or any other applicable law.

(b) To the knowledge of CFC, true and complete copies of the following materials have been made available to the QC Parties, to the extent applicable to CFC Workers: (i) all current plan documents for each Company Employee Plan or, in the case of an unwritten Company Employee Plan, a written description of such Company Employee Plan; (ii) all determination letters from the IRS with respect to any of the Company Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Company Employee Plans; and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Company Employee Plan.

(c) Each Company Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws.  To the knowledge of CFC, there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on any CFC Transferee.

(d) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, or the IRS has issued a favorable opinion letter on the prototype document and, to the knowledge of CFC, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(e) No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of any CFC Transferee or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) None of the CFC Transferees nor any member of their respective Controlled Group has an obligation to contribute to or any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each group health plan benefiting any current or former employee of any CFC Transferee or any member of its respective Controlled Group that is subject to Section 4980B of the Code, each of the CFC Transferees and each member of its respective Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Company Employee Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Employee Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) There is no pending or, to the knowledge of CFC, threatened Proceeding of any kind before any Governmental Authority with respect to any Company Employee Plan (other than routine claims for benefits).

(j) Except as would not reasonably be expected to result in a material liability to any CFC Transferee, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.  With respect to any insurance policy providing funding for benefits under any Company Employee Plan, to the knowledge of CFC, there is no material liability of any CFC Transferee in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability other than for premiums in the ordinary course of business, nor would there be any such material liability if such insurance policy was terminated on the Closing Date.

(k) No Company Employee Plan provides post-employment welfare benefits other than coverage mandated by Law.

(l) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any CFC Transferee to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of any CFC Transferee.

(m) None of the CFC Transferees has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any CFC Transferees other than the Company Employee Plans, or to make any amendments to any of the Company Employee Plans.  Subject to such constraints as may be imposed by Law, each of the CFC Transferees have the right to amend or terminate each Company Employee Plan that is a group retirement or group welfare benefit plan.  No Company Employee Plan provides benefits to any Person who is not a current or former employee of any CFC Transferee, or the dependents or other beneficiaries of any such current or former employee.

(n) All contributions required to be paid with respect to workers’ compensation arrangements of the CFC Transferees have been made.
(o) With respect to each Company Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, none of the CFC Transferees has any obligation to any person to cause any such Company Employee Plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such Company Employee Plan fails to comply with Section 409A of the Code.

4.13 Environmental.

(a) (i) There are no underground tanks and related pipes, pumps and other facilities at any CFC Location containing Hazardous Materials that are the responsibility of the any CFC Transferee and that would reasonably be expected to give rise to a material liability of any CFC Transferee under any Environmental Law; and (ii) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement at any CFC Location that are the responsibility of any CFC Transferee and that would reasonably be expected to give rise to a material liability of any CFC Transferee under any Environmental Law.

(b) Each of the CFC Transferees is presently, and for the past three (3) years has been in compliance in all material respects with all Environmental Laws applicable to each CFC Location or to the CFC Transferees’ business operations.

(c) (i)  None of the CFC Transferees has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at any CFC Location, except in compliance in all material respects with all applicable Environmental Laws; and (ii)  there has been no Release of any Hazardous Material by any CFC Transferee at any CFC Location that would reasonably be expected to result in a material liability of any CFC Transferee under any Environmental Law.

(d) None of the CFC Transferees has within the past three (3) years (i) entered into or been subject to any Order with respect to any CFC Location;  (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any material liability under any Environmental Laws; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any material liability under any Environmental Law.

(e) None of the CFC Transferees has contractually agreed to assume any material liability of any other Person relating to or arising from any Environmental Law.
4.14 Material Contracts.

(a) Schedule 4.14 sets forth each Contract (and in the case of an oral Contract, the material terms of such Contract) to which any CFC Transferee is a party to or to which any of the assets of any CFC Transferee is bound: (i)  governing the borrowing of money or the guarantee or the repayment thereof or granting of Liens (other than Permitted Liens) on any material property or asset of any CFC Transferee, in each case, in excess of $25,000; (ii) providing for the employment of any Person with annual compensation in excess of $25,000, except for any Contract for “at-will” employment which may be terminated on 60 days or less prior notice without liability any CFC Transferee;  (iii)  containing covenants expressly limiting the freedom of any CFC Transferee to compete in any line of business or with any Person or in any geographic area or market; (iv) providing a license to any CFC Transferee to use any third party intellectual property (other than licenses for commercially available off-the-shelf software) or providing to a third party a license to use any intellectual property; (v) with any directors, managers, officers, members or stockholders of any CFC Transferee;  (vi)  providing for the future or ongoing purchase, maintenance or acquisition, or the sale, lease or furnishing, of materials, supplies, merchandise, property or equipment (including computer hardware or software or other property or services), in each case in excess of $25,000 annually or $50,000 in the aggregate; (vii) granting to any Person a first‑refusal, first‑offer or similar preferential right to purchase or acquire any material right, asset or property of any CFC Transferee;  (viii) providing for any offset, countertrade or barter arrangement in excess of $25,000 annually or $50,000 in the aggregate; (ix) containing a “most favored nation” pricing agreement or consignment arrangement with a customer or supplier; (x)  involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the applicable CFC Transferee at will or by giving notice of 30 days or less, without liability; (xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability with any other Person; (xii) involving management services, consulting services, independent contractor services, support services or any other similar services, in each case, in excess of $25,000 annually or $50,000 in the aggregate; (xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise (but excluding the acquisition of inventory in the ordinary course of business); (xiv) granting a power of attorney to any Person; (xv) with respect to a franchise agreement or arrangement; or (xvi) under which the amount payable by any CFC Transferee is based on a royalty or earn-out in excess of $250,000 annually or $50,000 in the aggregate (the Contracts described in clauses (i)-(xvi) are each, a “CFC Company Material Contract” and collectively, the “CFC Company Material Contracts”).

(b) CFC has made available to the QC Parties true and complete copies of each written CFC Company Material Contract, as amended and a true and complete description of the material terms of any oral agreement constituting a CFC Material Contract.  Each CFC Company Material Contract is a valid, binding and enforceable obligation of the applicable CFC Transferee and, to the knowledge of CFC, the other parties thereto, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.  With respect to the CFC Company Material Contracts listed on Schedule 4.14 (or required to be listed on Schedule 4.14):  (i) none of the CFC Transferees nor, to the knowledge of the CFC, any other party thereto, is in material default under or in material violation of any such CFC Company Material Contract; (ii) to the knowledge of CFC, no event has occurred that, with notice or lapse of time or both, would constitute such a material default or material violation; (iii) none of the CFC Transferees has released any of its material rights under any such CFC Company Material Contract; and (iv) to the knowledge of CFC, no party to any such CFC Company Material Contract has repudiated any of the material terms thereof or threatened in writing to terminate or cancel any such CFC Company Material Contract.

4.15 Permits.  Set forth on Schedule 4.15 is a true and complete list of all Permits held by any CFC Transferee and used by it in the conduct of its business which are material to its business (the “CFC Company Material Permits”) as of the Closing Date.  Each of the CFC Transferees is in compliance in all material respects with the terms of the applicable CFC Company Material Permits and there is no pending or, to the knowledge of CFC, threatened termination, expiration, suspension, withdrawal or revocation of any of such CFC Company Material Permits.  Other than as disclosed to the QC Parties, there are no Permits, whether written or oral, necessary or required for the conduct of the business of any CFC Transferee which are material to its business.  Each such CFC Company Material Permit is valid and in full force and effect and any applications for renewal of any such CFC Company Material Permits have been submitted on a timely basis to the extent required by the applicable Governmental Authority.

4.16 [Reserved]

4.17 Insurance.  CFC has provided to the QC Parties a true and complete list of all insurance policies to which any CFC Transferee is a party, named insured or otherwise the beneficiary of coverage.  With respect to each such policy, to the knowledge of CFC:  (i) the policy is valid and enforceable and in full force and effect immediately prior to the Closing;  (ii) all premiums due have been paid;  and (iii) no party to the policy has repudiated in writing any provision thereof.

4.18 Financial Statements.

CFC has provided the QC Parties with unaudited financial information and reports regarding the assets, liabilities, results of operations and financial condition of each of the stores operated by the CFC Transferees (the “CFC Store Financials”).  The CFC Store Financials fairly present, in all material respects, the assets, the liabilities, the results of operations and financial condition of such stores.

4.19 [Reserved]

4.20 Books and Records.  To the knowledge of CFC, all books, records and accounts of each of the CFC Transferees are accurate and complete in all material respects and are maintained in accordance with commercially reasonable business practices and are in compliance in all material respects with applicable Laws.  The corporate and limited liability company minute books and stock/limited liability company unit transfer registers of each of the CFC Transferees previously made available to the QC Parties are true, correct and complete and accurately reflect, in each case, in all material respects, all corporate (or limited liability company) actions taken by the applicable CFC Transferee during the periods represented thereby.

4.21 Indebtedness and Selling Expenses.  Schedule 4.21 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all indebtedness (including any intercompany indebtedness) for money borrowed outstanding and non-current trade payables with respect to each CFC Transferee as of the Closing Date (including outstanding letters of credit).

4.22 Taxes.

(a) All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any CFC Transferee, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

(b) Regarding each CFC Transferee, all Tax Returns filed with respect to Pre-Closing Tax Periods were correct and complete in all respects and completely and correctly reflected the facts regarding the income, business, assets, operations, activities and status of the CFC Transferee.

(c) None of the CFC Transferees is currently a beneficiary of any extension of time within which to file any Tax Return, except for an extension to file a consolidated federal income Tax Return for the 2015 tax year.

(d) All Taxes due and payable by the CFC Transferees (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority, except for quarterly estimated income tax payments for the 2016 tax year.

(e) The CFC Transferees have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Person.

(f) No Tax Return of any CFC Transferee with respect to any Pre-Closing Tax Period is currently being audited by any Taxing Authority other than a federal Income Tax audit for the 2013 and 2014 tax years.

(g) None of the CFC Transferees has any Tax liabilities with respect to the income, property and operations of the applicable CFC Transferee, except for Taxes not yet due and payable.

(h) None of the CFC Transferees has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i) There is no Proceeding now pending or, to the knowledge of the CFC Parties, threatened against or with respect to any CFC Transferee in respect of any Tax.
(j) There are no Liens for Taxes upon the assets or properties of any CFC Transferees, except for Liens with respect to Taxes not yet due and payable.
(k) There is no limitation in place under Code §382 with respect to any of the CFC Entities.

(l) None of the CFC Transferees has any liability for the Taxes of any Person (other than such CFC Transferee) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(m) None of the CFC Transferees has received written notice of any claim by a Governmental Authority in a jurisdiction where any CFC Transferee does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(n) None of the CFC Transferees will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the

Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(o) None of the CFC Transferees is a party to any Tax sharing, allocation or indemnity agreement or arrangement that would require any CFC Transferee to indemnify any other Person for Taxes or pay the Taxes of any other Person.

(p) None of the CFC Transferees has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(q) None of the CFC Transferees has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(r) None of the CFC Transferees has entered into any transaction that would result in a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code if the treatment claimed by any CFC Transferee were disallowed.

(s) None of the CFC Transferees has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is CFC.

(t) The CFC Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the CFC Transferees was a member of the group.  All such Tax Returns were correct and complete in all respects.  All income Taxes owed by the CFC Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the CFC Transferees was a member of the group.

4.23 Related Party Transactions.  Immediately prior to Closing, there is no outstanding indebtedness or other contractual obligations owed by any CFC Transferee to any Person that is an Affiliate of any such CFC Transferee.

4.24 Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for CFC in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of CFC.

4.25 Certain Payments. To the knowledge of CFC, none of the CFC Transferees, nor any director, manager, officer, employee, or other Person acting on behalf of any of them, has directly or indirectly

(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any CFC Transferees,  (ii) to pay for favorable treatment for business secured by any CFC Transferees,  (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the any CFC Transferee, or (iv) in violation of any Law, or

(b) established or maintained any fund or asset with respect to any CFC Transferee that has not been recorded in the books and records of any CFC Transferee.

ARTICLE IVA

REPRESENTATIONS AND WARRANTIES OF QC HOLDINGS

QC Holdings represents and warrants to the CFC Parties as follows:

4A.1 Organization and Standing; Authority.  Each of the QC Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  This Agreement has been duly and validly executed and delivered by each QC Party and constitutes the legal, valid and binding obligation of each QC Party, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.  Each of the QC Entities has the corporate power and authority to

(a) own, operate and lease its respective properties and assets as and where currently owned, operated and leased and
(b) carry on its respective business as currently conducted, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.
4A.2 Capitalization. There are no:
(a) outstanding securities convertible or exchangeable into equity ownership of QFOC;
(b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating QFOC to issue, transfer or sell any of its equity ownership; or

(c) voting trusts or other agreements or understandings to which QFOC is a party or by which such issuer is bound with respect to the voting, transfer or other disposition of its equity ownership.  QFOC does not have any subsidiaries.

4A.3 No Conflict. Neither the execution and delivery of this Agreement, nor the performance by the QC Parties of their obligations hereunder, will
(a) violate or conflict with (i) their respective certificate or articles of incorporation or bylaws (or comparable organizational documents), or (ii) any Law or Order applicable to any QC Party or by which any of their respective properties or assets are bound, which violation of any such Law or Order would reasonably be expected to result in a Material Adverse Effect,

(b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which any QC Entity is a party or by which any of its respective assets or properties are bound, in the case of any Contract individually, that would reasonably be expected to result in a Material Adverse Effect or

(c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the equity securities issued by any QC Entity or the properties or assets of any QC Entity, in each case, that would reasonably be expected to result in a Material Adverse Effect.

4A.4 [Reserved]

4A.5 Required Governmental Filings and Consents.  No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery by any QC Party of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4A.6 Real Property.

(a) Leased Real Property.  Schedule 4A.6 sets forth a true and complete list of all locations leased by QFOC (the “QFOC Locations”).  QFOC has a valid and subsisting leasehold estate in the QFOC Locations.  True, correct and complete copies of the leases relating to the QFOC Locations (and all amendments thereto) (the “QFOC Leases”) have been made available to CFC, and no material changes have been made to any QFOC Lease since the date provided.  Each of the QFOC Locations is used or occupied by QFOC pursuant to a valid and enforceable lease.  All rents, deposits and additional rents due pursuant to any QFOC Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a material breach or material default under any QFOC Lease that has not been re-deposited in full.  QFOC has not received any notice that it is in material default under any QFOC Lease which has not been cured in all material respects (it being understood that no representation or warranty is given hereby as to any notices required to be given or consents required to be obtained under any QFOC Lease in connection with the transactions contemplated hereby).  No Affiliate of QFOC is the owner or lessor of any property subject to the QFOC Leases.  The QFOC Locations are in good condition and repair (subject to normal wear and tear).  QFOC has not subleased, licensed or otherwise granted any Person the right to use or occupy any QFOC Location.  QFOC does not own any interest in any real property.

(b) Absence of Violations.  None of the leasing, occupancy or use of the QFOC Locations by QFOC is in violation of any Law in any material respect, including any building, zoning, environmental or other Law.  The use of the QFOC Locations conforms in all material respects to the applicable certificate of occupancy for such QFOC Location.  QFOC has obtained all Permits necessary for and material to the operation of its business at the QFOC Locations.

4A.7Personal Property.    QFOC has good and marketable title to, or a valid leasehold interest in, all of its respective tangible material personal property and material assets free and clear of all Liens other than Permitted Liens.  The material tangible personal property and material assets of QFOC are free from material defects and in good operating condition and repair (subject to normal wear and tear).  Other than leased property or equipment provided by lessors or vendors, substantially all of the equipment located in any QFOC Location is owned by QFOC.

4A.8    Litigation and Orders.

(a) Except as provided on Schedule 4A.8, there are no material Proceedings pending or, to the knowledge of QC Holdings, threatened against QFOC or its respective business, operations or assets.  There are no Proceedings pending or, to the knowledge of QC Holdings, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the QC Parties to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements.

(b) There is no material Order to which QFOC, or any of the assets owned or used by QFOC, is subject.  QFOC has been in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.  QFOC has not received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any term or requirement of any Order to which QFOC, or any of the assets owned or used by QFOC, is subject.

(c) There is no Order pending or, to the knowledge of QC Holdings, threatened against QFOC, that charges QFOC with the (or indicates that any of such parties are in) material violation of or noncompliance with any Law or Permit.  There is no Order or Proceeding pending or, to the knowledge of QC Holdings, threatened against any QC Entity that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, to the extent QC Holdings makes, or causes to be made any and all payments required to be made in compliance with any such Order, the representation and warranties made by QC Holdings hereunder shall be deemed to be made as if the payments under such Order had not been required.

4A.9Compliance with Laws.  QFOC is now, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws and Orders, including, without limitation, the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, all truth-in lending related Laws, all anti‑money laundering and “know your customer” Laws, all usury and consumer protection related Laws, all debt collection Laws and any Laws relating to Employment Practices.  Other than as disclosed to the CFC Parties, QFOC has not received any written notice from any Governmental Authority or any other Person regarding

(a) any actual or alleged violation of, or failure to comply in any material respect with, any applicable Law, or

(b) any actual or alleged material obligation or material liability of QFOC under any applicable Law.  QFOC has implemented a written anti-money laundering compliance program that complies in all material respects with all applicable Laws (a true and correct copy of which has been made available to CFC), and has operated its business for the past five (5) years in compliance in all material respects with such program.  QFOC has made available its form of agreement and such other material forms that it uses in the ordinary course of business (a true and correct copy of the current form of which has been made available to CFC) to each of its loan applicants.

4A.10Conduct of Business.  Since December 31, 2015, the business and operations of QFOC have been conducted in the ordinary course of business and since December 31, 2015, there has not occurred a Material Adverse Effect with respect to the business of QFOC.  Without limiting the generality of the foregoing, since December 31, 2015, and except as set forth on Schedule 4A.10,  QFOC has not:

(a) incurred or become subject to any indebtedness greater than $25,000 except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under Contracts entered into in the ordinary course of business;

(b) (i) except with respect to any guarantees that shall be released upon the Closing, guaranteed the indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it, in each case, in excess of $25,000 or outside the ordinary course of business;

(c) made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (i) depreciation or amortization policies or rates or (ii) the payment of accounts payable or the collection of accounts receivable;

(d) changed, rescinded or made any material Tax election, filed any amended Tax Return, entered into any closing agreement, consented to any extension or waiver of the limitation period applicable to any Tax claim in excess of $25,000, settled any Tax claim or assessment in excess of $25,000 or surrendered any right to claim a Tax refund;

(e) authorized or made any capital expenditures or commitments therefor in excess of $25,000 individually or $50,000 in the aggregate; or
(f) agreed to do any of the foregoing.

4A.11    Labor Matters.

(a) Union and Employee Contracts. No QC Entity is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract.  No QC Entity has agreed to recognize any union or other collective bargaining representative.  No union or collective bargaining representative has been certified as representing the employees of any of QFOC or QFCS.  To the knowledge of QC Holdings, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of any of QFOC or QCFS during the past three (3) years.  None of QFOC or QFCS has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past three (3) years.

(b) List of Workers, Etc.  QC Holdings has provided an accurate and complete list, as of the date of this Agreement, of all (i) employees (including each employee’s name, title or position, present annual or hourly compensation, designation as exempt or nonexempt, and years of service), and (ii) individuals who are classified as independent contractors (including the respective compensation of each independent contractor) (such individuals described in clauses (i) and (ii) above are collectively referred to herein as “QC Workers”; it being agreed and understood that such QC Workers shall only include store level employees, store managers, area managers and regional managers), in the case of clause (i) above, of, or who perform work for any of,  QFOC or QFCS (to the extent they perform work related to the business conducted at QFCS Locations), and in the case of clause (ii) above, who are currently performing services for QFOC or QFCS (to the extent they perform work related to the business conducted at QFCS Locations).  As of the Closing Date, other than amounts described in Section 6.7,  the Wages of (i) each such QC Worker and (ii) each Past QC Employee have been paid, in full, in each case, for any services performed by any such QC Worker or Past QC Employee or for any other amounts required to be reimbursed to any such QC Worker or Past QC Employee (including, without limitation, expense reimbursements, vacation, break time worked,  meal time worked, sick leave, other paid time off or severance pay) in each case, on and as of the Closing Date, and none of QFOC or QFCS has any liability for any such Wages or other amounts.  None of QFOC or QCFS employs any employee (to the extent such employee performs work related to the business conducted at QFCS Locations) who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to QFOC or QFCS, as applicable, subject to applicable Laws relating to employment discrimination.

(c) WARN Act.  Each of QFOC and QCFS are in compliance in all material respects with the WARN Act and any similar Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including with respect to all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.  None of the QFOC or QCFS has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local Law in the United States.

(d) IRCA.  To the knowledge of QC Holdings, all current employees of QFOC and QFCS (to the extent they perform work related to the business conducted at QFCS Locations) who work in the United States are, and all former employees of any QFOC and QFCS (to the extent they performed work related to the business conducted at QFCS Locations) who worked in the United States whose employment terminated, voluntarily or involuntarily, within the one (1) year prior to the Closing Date, were legally authorized to work in the United States.  To the knowledge of QC Holdings,  QFOC and QFCS (with respect to employees who performed work related to the business conducted at the QCFS Locations) have completed and retained the necessary employment verification paperwork under IRCA for the employees hired prior to the Closing Date.  Each of QFOC and QCFS is and has been for the past three (3) years in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti‑discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits.  None of QFOC or QFCS is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business), and the case of QFCS, with respect to employees who performed work at the QFCS Locations.  Except as disclosed to CFC, there are no pending claims against QFOC or QCFS with respect to any QC Worker under any workers compensation plan or policy or for long term disability.

(f) Manuals, Handbooks, Policies, etc.  True and complete copies have been made available to CFC of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any QC Worker.

(g) Compliance and Investigations.  None of QFOC or QFCS is a party to, or otherwise bound by, any Order by or of any Governmental Authority relating to QC Workers or Employment Practices pertaining to QC Workers other than wage garnishments.  None of QFOC or QFCS nor any of their executive officers has received within the past three (3) years from any Governmental Authority responsible for the enforcement of labor or employment laws any notice of intent to conduct an investigation relating to the QC Workers, and to the knowledge of QC Holdings,  no such investigation is in progress.  Each of QFOC and QCFS is in compliance in all material respects with all Laws respecting Employment Practices pertaining to QC Workers.

(h) Litigation With Workers.  Other than as set forth on Schedule 4A.11(h), there are no material claims, disputes, grievances or controversies pending or, to the knowledge of QC Holdings, threatened involving any QC Worker or group of QC Workers.  There are no charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices pending or, to the knowledge of QC Holdings, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority against any of QFOC or QCFS pertaining to any QC Worker.

4A.12   Employee Benefit Plans.

(a) Each of the following is individually or collectively referred to, in this Section 4A.12 as a “Company Employee Plan” or “Company Employee Plans”, respectively): (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, stockholders, consultants, or independent contractors of any of QFOC or QCFS or any member of their Controlled Group that are sponsored or maintained by any of QFOC or QCFS or any member of their Controlled Group or with respect to which any of QFOC or QCFS or any member of their Controlled Group has made or is required to make payments, transfers, or contributions or has any liability, including as a result of any of QFOC or QCFS, together with any other Person who is a member of the Controlled Group, being treated as a single employer under Section 414 of the Code. None of QFOC or QCFS has any material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Employee Plans.    With respect to the Company Employee Plans and all other benefit plans maintained, sponsored or contributed to by QFCS and its Controlled Group, or with respect to which QFCS or CFC's Controlled Group has any liability (collectively, the "QC Plans"), no event has occurred and there exists no condition or set of circumstances in connection with which QFOC could be subject to any material liability under the terms of or as a result of QC Plans, ERISA (including, without limitation, under Title IV of ERISA), the Code or any other applicable law.

(b) To the knowledge of QC Holdings, true and complete copies of the following materials have been made available to the CFC Parties, to the extent applicable to QC Workers:  (i) all current plan documents for each Company Employee Plan or, in the case of an unwritten Company Employee Plan, a written description of such Company Employee Plan; (ii) all determination letters from the IRS with respect to any of the Company Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Company Employee Plans; and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Company Employee Plan.

(c) Each Company Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws.  To the knowledge of QC Holdings, there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on any of QFOC or QCFS.

(d) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, or the IRS has issued a favorable opinion letter on the prototype document and, to the knowledge of QC Holdings, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(e) No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of any of QFOC or QCFS or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) None of QFOC or QCFS nor any member of their respective Controlled Group has an obligation to contribute to or any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each group health plan benefiting any current or former employee of any of QFOC or QCFS or any member of their respective Controlled Group that is subject to Section 4980B of the Code, each of QFOC and QCFS and each member of their respective Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Company Employee Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Employee Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) There is no pending or, to the knowledge of QC Holdings, threatened Proceeding of any kind before any Governmental Authority with respect to any Company Employee Plan (other than routine claims for benefits).

(j) Except as would not reasonably be expected to result in a material liability to QFOC or QCFS, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.  With respect to any insurance policy providing funding for benefits under any Company Employee Plan, to the knowledge of QC Holdings, there is no material liability of any of QFOC or QCFS in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability other than for premiums in the ordinary course of business, nor would there be any such material liability if such insurance policy was terminated on the Closing Date.

(k) No Company Employee Plan provides post-employment welfare benefits other than coverage mandated by Law.

(l) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any of QFOC or QCFS to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of any of QFOC or QFCS.

(m) None of QFOC or QFCS has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any of QFOC or QFCS other than the Company Employee Plans, or to make any amendments to any of the Company Employee Plans.  Subject to such constraints as may be imposed by Law, each of QFOC and QFCS have the right to amend or terminate each Company Employee Plan that is a group retirement or group welfare benefit plan.  No Company Employee Plan provides benefits to any Person who is not a current or former employee of any of QFOC or QFCS, or the dependents or other beneficiaries of any such current or former employee.

(n) All contributions required to be paid with respect to workers’ compensation arrangements of the QFOC and QFCS (with respect to the QFCS Locations) have been made.

(o) With respect to each Company Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, none of the CFC Transferees has any obligation to any person to cause any such Company Employee Plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such Company Employee Plan fails to comply with Section 409A of the Code.

4A.13    Environmental.

(a) (i) There are no underground tanks and related pipes, pumps and other facilities at any QFOC Location containing Hazardous Materials that are the responsibility of QFOC and that would reasonably be expected to give rise to a material liability of QFOC under any Environmental Law; and (ii) there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement at any QFOC Location that are the responsibility of QFOC and that would reasonably be expected to give rise to a material liability of QFOC under any Environmental Law.

(b) QFOC is presently, and for the past three (3) years has been in compliance in all material respects with all Environmental Laws applicable to each QFOC Location or to QFOC’s business operations.

(c) (i) QFOC has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at any QFOC Location, except in compliance in all material respects with all applicable Environmental Laws; and (ii) there has been no Release of any Hazardous Material by QFOC at any QFOC Location that would reasonably be expected to result in a material liability of QFOC under any Environmental Law.

(d) QFOC has not within the past three (3) years (i) entered into or been subject to any Order with respect to any CFC Location; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any material liability under any Environmental Laws; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any material liability under any Environmental Law.

(e) QFOC has not contractually agreed to assume any material liability of any other Person relating to or arising from any Environmental Law.

4A.14    Material Contracts.

(a) Schedule 4A.14 sets forth each Contract (and in the case of an oral Contract, the material terms of such Contract) to which QFOC is a party to or to which any of the assets of QFOC is bound: (i) governing the borrowing of money or the guarantee or the repayment thereof or granting of Liens (other than Permitted Liens) on any material property or asset of QFOC, in each case, in excess of $25,000; (ii) providing for the employment of any Person with annual compensation in excess of $25,000, except for any Contract for “at-will” employment which may be terminated on 60 days or less prior notice without liability to QFOC; (iii) containing covenants expressly limiting the freedom of QFOC to compete in any line of business or with any Person or in any geographic area or market; (iv) providing a license to QFOC to use any third party intellectual property (other than licenses for commercially available off-the-shelf Software) or providing to a third party a license to use any intellectual property; (v) with any directors, managers, officers, members or stockholders of QFOC; (vi) providing for the future or ongoing purchase, maintenance or acquisition, or the sale, lease or furnishing, of materials, supplies, merchandise, property or equipment (including computer hardware or software or other property or services), in each case in excess of $25,000 annually or $50,000 in the aggregate; (vii) granting to any Person a first‑refusal, first‑offer or similar preferential right to purchase or acquire any material right, asset or property of QFOC; (viii) providing for any offset, countertrade or barter arrangement in excess of $25,000 annually or $50,000 in the aggregate; (ix) containing a “most favored nation” pricing agreement or consignment arrangement with a customer or supplier; (x) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by QFOC  at will or by giving notice of 30 days or less, without liability; (xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability with any other Person; (xii) involving management services, consulting services, independent contractor services, support services or any other similar services, in each case, in excess of $25,000 annually or $50,000 in the aggregate; (xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise (but excluding the acquisition of inventory in the ordinary course of business); (xiv) granting a power of attorney to any Person; (xv) with respect to a franchise agreement or arrangement; or (xvi) under which the amount payable by QFOC is based on a royalty or earn-out in excess of $25,000 annually or $50,000 in the aggregate (the Contracts described in clauses (i)-(xvi) are each, a “QFOC Company Material Contract” and collectively, the “QFOC Company Material Contracts”).

(b) QC Holdings has made available to the CFC Parties true and complete copies of each written QFOC Company Material Contract, as amended and a true and complete description of the material terms of an oral agreement constituting a CFC Material Contract.  Each QFOC Company Material Contract is a valid, binding and enforceable obligation of QFOC, and, to the knowledge of QC Holdings, the other parties thereto, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.  With respect to the QFOC Company Material Contracts listed on Schedule 4A.14 (or required to be listed on Schedule 4A.14):  (i) QFOC is not nor, to the knowledge of QC Holdings,  is any other party thereto, in material default under or in material violation of any such QFOC Company Material Contract; (ii) to the knowledge of QC Holdings, no event has occurred that, with notice or lapse of time or both, would constitute such a material default or material violation; (iii) QFOC has not released any of its material rights under any such QFOC Company Material Contract; and (iv) to the knowledge of QC Holdings, no party to any such QFOC Company Material Contract has repudiated any of the material terms thereof or threatened in writing to terminate or cancel any such QFOC Company Material Contract.

4A.15Permits.  Set forth on Schedule 4A.15 is a true and complete list of all Permits held by QFOC and used by it in the conduct of its business which are material to its business (the “QFOC Company Material Permits”) as of the Closing Date.  QFOC is in compliance in all material respects with the terms of the QFOC Company Material Permits and there is no pending or, to the knowledge of QC Holdings, threatened termination, expiration, suspension, withdrawal or revocation of any of such QFOC Company Material Permits.  Other than as disclosed to the CFC Parties, there are no Permits, whether written or oral, necessary or required for the conduct of the business of QFOC which are material to its business.  Each such QFOC Company Material Permit is valid and in full force and effect and any applications for renewal of such QFOC Company Material Permit have been submitted on a timely basis to the extent required by the applicable Governmental Authority.

4A.16[RESERVED]]

4A.17Insurance.  QC Holdings has provided to the CFC Parties a true and complete list of all insurance policies to which QFOC is a party, named insured or otherwise the beneficiary of coverage.  With respect to each such policy, to the knowledge of QC Holdings:  (i) the policy is valid and enforceable and in full force and effect immediately prior to the Closing; (ii) all premiums due have been paid; and (iii) no party to the policy has repudiated in writing any provision thereof.

4A.18Financial Statements.QC Holdings has provided the CFC Parties with unaudited financial information and reports regarding the assets, liabilities, results of operations and financial condition of each of the stores operated by QFOC (the “QFOC Store Financials”).  The QFOC Store Financials fairly present, in all material respects, the assets, the liabilities, the results of operations and financial condition of such stores.

4A.19Bank Accounts; Names.  [Reserved]

4A.20Books and Records.  To the knowledge of QC Holdings, all books, records and accounts of QFOC are accurate and complete in all material respects and are maintained in accordance with commercially reasonable business practices and are in compliance in all material respects with applicable Laws.  The corporate minute books and stock transfer registers of each of QFOC previously made available to the CFC Parties are true, correct and complete and accurately reflect, in each case, in all material respects, all corporate actions taken by QFOC during the periods represented thereby.

4A.21Indebtedness and Selling Expenses.  Schedule 4A.21 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all indebtedness (including any intercompany indebtedness) for money borrowed outstanding and all non-current trade payables with respect to QFOC as of the Closing Date (including outstanding letters of credit).

4A.22Taxes.

(a) All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of QFOC, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

(b) With respect to QFOC, all Tax Returns filed with respect to Pre-Closing Tax Periods were correct and complete in all respects and completely and correctly reflected the facts regarding the income, business, assets, operations, activities and status of QFOC.

(c) QFOC is not currently a beneficiary of any extension of time within which to file any Tax Return, other than as it relates to the 2015 consolidated federal income tax return of QC Holdings.
(d) All Taxes due and payable by QFOC (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(e) QFOC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Person.

(f) No Tax Return of QFOC with respect to any Pre-Closing Tax Period is currently being audited by any Taxing Authority, other than as a part of the QC Holdings examination for 2013 US Federal Income Tax.

(g) QFOC does not have any Tax liabilities with respect to the income, property and operations of QFOC, except for Taxes not yet due and payable.

(h) QFOC has not granted and has not had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i) There is no Proceeding now pending or, to the knowledge of QC Holdings, threatened against or with respect to QFOC in respect of any Tax.
(j) There are no Liens for Taxes upon the assets or properties of QFOC, except for Liens with respect to Taxes not yet due and payable.
(k) There is no limitation in place under Section 382 of the Code with respect to QFOC.

(l) QFOC does not have any liability for the Taxes of any Person (other than QFOC) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(m) QFOC has not received written notice of any claim by a Governmental Authority in a jurisdiction where QFOC does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(n) QFOC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (i)

under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(o) QFOC is not a party to any Tax sharing, allocation or indemnity agreement or arrangement that would require QFOC to indemnify any other Person for Taxes or pay the Taxes of any other Person.

(p) QFOC has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(q) QFOC has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(r) QFOC has not entered into any transaction that would result in a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code if the treatment claimed by QFOC were disallowed.

(s) QFOC has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is QC Holdings.

(t) Each Affiliated Group of which QFOC is or was a member has filed all income Tax Returns that it was required to file for each taxable period during which QFOC was a member of the group.  All such Tax Returns were correct and complete in all respects.  All income Taxes owed by such Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which QFOC was a member of the group.

4A.23Related Party Transactions.  Immediately prior to Closing, there is no outstanding indebtedness or other contractual obligations owed by QFOC to any Person that is an Affiliate of QFOC.

4A.24Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for QC Holdings in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of QC Holdings.

4A.25Certain Payments.  To the knowledge of QC Holdings,  none of QCFS or QFOC, nor any director, manager, officer, employee, or other Person acting on behalf of any of them,

has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any of QCFS or QFOC, (ii) to pay for favorable treatment for business secured by any of QCFS or QFOC, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of QCFS or QFOC, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to any of QFOC or QFCS that has not been recorded in the books and records of any of QCFS or QFOC.

ARTICLE IVB

REPRESENTATIONS AND WARRANTIES OF QCFS

QCFS represents and warrants to the CFC Parties as follows:

4B.1 Title.  QCFS:  (a) is the record owner of the Acquired Assets and the QC Interests; (b) has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Acquired Assets and the QC Interests to the applicable CFC Party; and (c) has good and valid title to the Acquired Assets and the QC Interests, free and clear of all Liens, other than Permitted Liens.  Subject to Section 6.5, immediately after the consummation of the Swap, the Acquired Assets acquired by the applicable CFC Party shall be sufficient the conduct of the business at each of the QFCS Locations.  Other than the rights described in Section 6.5, QFOC owns or leases all of the assets necessary for the conduct of its business.

4B.2 Real Property.

(a) Leased Real Property.  Schedule 4B.2 sets forth a true and complete list of all locations leased by QCFS that are being transferred to the applicable CFC Parties (the “QCFS Locations”).  QCFS has a valid and subsisting leasehold estate in the QCFS Locations.  True, correct and complete copies of the leases relating to the QCFS Locations (and all amendments thereto) (the “QCFS Leases”) have been made available to the CFC  Parties, and no material changes have been made to any QCFS Leases since the date provided.  Each of the QCFS Locations is used or occupied by QCFS pursuant to a valid and enforceable lease.  All rents, deposits and additional rents due pursuant to any QCFS Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a material breach or material default under any QCFS Lease that has not been re-deposited in full.  QCFS has not received any notice that it is in material default under any QCFS Lease which has not been cured in all material respects (it being understood that no representation or warranty is given hereby as to any notices required to be given or consents required to be obtained under any QCFS Lease in connection with the transactions contemplated hereby).  No Affiliate of QCFS is the owner or lessor of any property subject to the QCFS Leases.  The QCFS Locations are in good condition and repair (subject to normal wear and tear).  QCFS has not subleased, licensed or otherwise granted any Person the right to use or occupy any QCFS Location.

(b) Absence of Violations.  None of the leasing, occupancy or use of the QCFS Locations by QCFS is in violation of any Law in any material respect, including any building, zoning, environmental or other Law.  The use of each of the QCFS Locations conforms in all material respects to the relevant certificate of occupancy for such QCFS Locations.  QCFS has obtained all Permits necessary for and material to the operation of its business at the QCFS Locations.

(c) Personal Property.    The material tangible personal property of QCFS that constitutes Acquired Assets is free from material defects and in good operating condition and repair (subject to normal wear and tear).  Other than leased property or equipment provided by lessors or vendors, substantially all of the equipment located in any QCFS Location is owned by QCFS.

4B.3 Conduct of Business.  Since December 31, 2015, the business and operations conducted at each QCFS Location have been conducted in the ordinary course of business and since December 31, 2015, there has not occurred a Material Adverse Effect with respect to the business and operations conducted at such QCFS Locations.

4B.4 Litigation and Orders.
(a) Except as provided on Schedule 4B.4, there are no material Proceedings pending or, to the knowledge of QCFS, threatened against QCFS or the Acquired Assets.

(b) There is no material Order to which any of the Acquired Assets is subject.  QFCS has been in compliance in all material respects with all of the terms and requirements of each Order to which any of the Acquired Assets is subject.  QCFS has not received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any term or requirement of any Order to which QFCS, or any of the Acquired Assets, is subject.

(c) There is no Order pending or, to the knowledge of QCFS, threatened against any QCFS, that charges QCFS with the (or indicates that any of such parties are in) material violation of or noncompliance with any Law or Permit related to the QFCS Locations.

(d) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, to the extent QCFS makes, or causes to be made any and all payments required to be made in compliance with any such Order, the representation and warranties made by QCFS hereunder shall be deemed to be made as if the payments under such Order had not been required.

4B.5     Compliance with Laws.  With respect to the Business represented by the Acquired Assets: (a) QFCS is now, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws and Orders, including the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, all truth-in lending related Laws, all anti‑money laundering and “know your customer” Laws, all usury and consumer protection related Laws, and all debt collection Laws;  (b) other than as disclosed to the CFC Parties, QFCS has not received any written notice from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply in any material respect with, any applicable Law, or (ii) any actual or alleged material obligation or material liability of QFCS under any applicable Law; (c) QFCS has implemented a written anti-money laundering compliance program that complies in all material respects with all applicable Laws (a true and correct copy of which has been made available to CFC), and has operated the Business for the past five (5) years in compliance in all material respects with such program; and (d) QFCS has made available its form of agreement and such other material forms that it uses in the ordinary course of business (a true and correct copy of the current form of which has been made available to CFC) to each of its loan applicants.

4B.6 Environmental.

(a) (i)  There are no underground tanks and related pipes, pumps and other facilities at any QCFS Location containing Hazardous Materials that are the responsibility of QCFS and that would reasonably be expected to give rise to a material liability of QCFS under any Environmental Law; and (ii)  there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement at any QCFS Location that are the responsibility of QCFS and that would reasonably be expected to give rise to a material liability of QCFS under any Environmental Law.

(b) QCFS is presently, and for the past three (3) years has been in compliance in all material respects with all Environmental Laws applicable to each QFCS Location.

(c) (i) QCFS has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at any QCFS Location, except in compliance in all material respects with all applicable Environmental Laws; and (ii) there has been no Release of any Hazardous Material by QCFS at any QCFS Location that would reasonably be expected to result in a material liability of QCFS under any Environmental Law.

(d) QCFS has not within the past three (3) years (i) entered into or been subject to any Order with respect to any QCFS Location; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any material liability under any Environmental Laws; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any material liability under any Environmental Law.

(e) QCFS has not contractually agreed to assume any material liability of any other Person relating to or arising from any Environmental Law.

4B.7Permits.    Set forth on Schedule 4B.7 is a true and complete list of all Permits held by QCFS and used by it in the conduct of its business at the QCFS Locations which are material to the Business (the “QCFS Company Material Permits”) as of the Closing Date.  QCFS is in compliance in all material respects with the terms of the QCFS Company Material Permits and there is no pending or, to the knowledge of QCFS, threatened termination, expiration, suspension, withdrawal or revocation of any of such QCFS Company Material Permits.  Other than as disclosed to the CFC Parties, there are no Permits, whether written or oral, necessary or required for the conduct of the business conducted at any QCFS Location which are material to its business conducted at such QCFS Location.  Each QCFS Company Material Permit is valid and in full force and effect and any applications for renewal of any QCFS

Company Material Permit have been submitted on a timely basis to the extent required by the applicable Governmental Authority.

4B.8[Reserved]

4B.9Financial Statements.    QFCS has provided the CFC Parties with unaudited financial information and reports regarding the assets, liabilities, results of operations and financial condition of each of the stores at the QCFS Locations (the “QFCS Store Financials”).  Such QCFS Store Financials fairly present, in all material respects, the assets, the liabilities, the results of operations and financial condition of such stores.

4B.10[Reserved]

4B.11Books and Records.  All books, records and accounts of the business and operations conducted at the QCFS Locations are accurate and complete in all material respects and are maintained in accordance with commercially reasonable business practice and are in compliance in all material respects with applicable Laws.

ARTICLE V MUTUAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES AS ACQUIRERS

CFC represents and warrants to QC Holdings and QCFS with respect to the assets (including the QCFS Interests) acquired by it or any of its Affiliates pursuant to the terms hereof, and QCFS represents and warrants to CFC with respect to the CFC Interests acquired by it under this Agreement as follows:

5.1 Investment Intent.  The Interests are being acquired for the account of the Party acquiring any such Interests hereunder and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

5.2 Independent Investigation; No Reliance.  In connection with its investment decision, as applicable, each of CFC and QCFS, or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the assets being acquired and liabilities assumed.  The acquisition of the applicable Interests and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty by, or information from, any other Party or any of its respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Articles IV,  IVA and IVB, as applicable (in each case, as modified by the documents and information provided to the applicable Party), and all Parties hereto acknowledges that any other representations or warranties are disclaimed.  Such acquisition and consummation are instead done entirely on the basis of the applicable Party’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the applicable business or entity, as well as those representations and warranties contained herein made to such Party and expressly set forth in Articles IV, IVA and IVB (in each case, as modified by the documents and information provided to the applicable Party).  Each Party acknowledges that no Party (or Affiliate of any Party) has made any representations or warranties with respect to the probable success or profitability of any entity or business.  Each Party further acknowledges that no representation or warranty, express or implied, has been as to the accuracy or completeness of any information regarding the assets or liabilities to transferred hereunder or the transactions contemplated hereby not specifically and expressly set forth in Articles IV, IVA and IVB (in each case, as modified by the documents and information provided to the applicable Party), and no Party (or any Affiliate of any Party or other Person) will have or be subject to any liability to any Party or other Person resulting from the distribution by any representatives of such Party, or the Party’s use of any such information provided or made available to it or its representatives or any other document or information in any form provided or made available in connection with this Agreement, including management presentations, in connection with the transfer of the Interests and the transactions contemplated hereby.  Neither CFC nor QC Holdings is aware of any facts, events or circumstances that would cause any of the representations or warranties set forth in this Agreement to be untrue or incorrect in any respect.

5.3 Solvency.  After giving effect to the transactions contemplated by this Agreement, each Party (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.

ARTICLE VI COVENANTS AND AGREEMENTS

6.1 Records.  With respect to the financial books and records and minute books of each of QFOC,  the CFC Transferees and those described in Section 4B.11 (in which case, to the extent not Excluded Assets), in each case, relating to matters on or prior to the Closing Date:  (a) for a period of seven (7) years after the Closing Date, no Party shall cause or permit their destruction or disposal without first offering to surrender them to the Party transferring the applicable Interests; and (b) where there is a legitimate purpose, including an audit, assessment or reassessment of any Party by any Taxing Authority or an Action involving any such Party or a claim or dispute relating to this Agreement, the acquirer of the applicable Interests shall allow the Party transferring such Interests and its respective representatives access to such books and records.

6.2 Settlement. Each of the Parties agree that undisputed amounts due hereunder or any Ancillary Agreement may be offset or netted.

6.3 Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including:  (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, including, without limitation, taking actions to ensure uninterrupted database or other transactional reporting required by Law; (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (d) providing information with respect to any examination or information request by any Governmental Authority or any litigation and (d) having sufficient cash on hand in the applicable Locations to allow business and operations to be conducted in the ordinary course immediately after the Closing.

6.4A    Tax Matters - General.All Tax allocation or sharing agreements, arrangements or similar Contracts (if any) with respect to or involving QFOC or the CFC Transferees will be terminated as of the Closing Date and, after the Closing Date, none of QFOC or any CFC Transferee shall be bound thereby or have any liability thereunder.  All transfer Taxes shall be borne by the Person acquiring the particular asset transferred in connection with this Agreement.

6.4B    Tax Matters – CFC.

(a) Each CFC Party shall jointly and severally indemnify each of the CFC Transferees and each of the QC Parties and their Affiliates and  hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the CFC Transferees for all Pre-Closing Tax Periods and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (collectively, the “CFC Tax Periods”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the CFC Transferees (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the CFC Transferees) imposed on the CFC Transferees as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The CFC Parties shall reimburse the QC Parties for any Taxes of the CFC Transferees that are the responsibility of the CFC Parties pursuant to this Section 6.4B(a) within 15 business days after payment of such Taxes by any of the CFC Transferees and/or the QC Parties and their Affiliates.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes based on or measured by income, receipts, or payroll of a CFC Transferee for the CFC Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of any CFC Transferee for a Straddle Period that relates to a CFC Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) The QC Parties shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the CFC Transferees that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any CFC Party will include the operations of any of the CFC Transferees. QC shall permit the CFC Parties to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) (i)The QC Parties, the CFC Parties and the CFC Transferees shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.4B(b) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The CFC Transferees and the CFC Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the CFC Transferees relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the CFC Parties or the QC Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the CFC Transferees or the CFC Parties, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) The CFC Parties and the QC Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The CFC Parties and the QC Parties further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6403 of the Code, or Section 6043A of the Code, or Treasury Regulations promulgated thereunder.

(e)        CFC shall include the income of Buckeye Check Cashing of Utah, Inc.  (defined in this Section 6.4B(e) as “BCCU”) (including any deferred items triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation. §1.1502-19) on CFC’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, CFC shall cause BCCU to join in CFC’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from CFC, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The QC Parties shall cause BCCU to furnish information to CFC as reasonably requested by CFC to allow CFC to satisfy its obligations under this Section 6.4B in accordance with past custom and practice. BCCU and the QC Parties shall consult and cooperate with CFC as to any elections to be made on returns of BCCU for periods ending on or before the Closing Date. The QC Parties shall cause BCCU to file income Tax Returns, or shall include BCCU in its combined or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.

(f)        CFC shall allow BCCU and its counsel to participate in any audit of CFC’s consolidated federal income Tax Returns to the extent that such returns relate to BCCU, if, and only if, such audit could reasonably be expected to have Material Adverse Effect on QC Holdings and its Affiliates .  CFC shall not settle any such audit in a manner that would materially adversely affect BCCU after the Closing Date unless such settlement would be reasonable in the case of a Person that owned BCCU both before and after the Closing Date.

(g)        CFC shall immediately pay to the QC Parties any Tax refund (or reduction in Tax liability) resulting from a carryback of a pre-acquisition Tax attribute of BCCU into the CFC consolidated Tax Return, when such refund (or reduction) is realized by CFC’s group. At the request of the QC Parties,  CFC will cooperate with BCCU in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. The QC Parties agree to indemnify CFC for any Taxes resulting from the disallowance of such pre-acquisition Tax attribute on audit or otherwise.

(h)        CFC shall not elect to retain any net operating loss carryovers or capital loss carryovers of BCCU.

6.4C    Tax Matters – QC.

(a) Each QC Party shall jointly and severally indemnify QFOC and each of the CFC Entities and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of QFOC for all Pre-Closing Tax Periods and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (collectively, the “QC Tax Periods”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which QFOC (or any predecessor of QFOC) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than QFOC) imposed on QFOC as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The QC Parties shall reimburse the CFC Parties for any Taxes of QFOC that are the responsibility of the CFC Parties pursuant to this Section 6.5C(a) within 15 business days after payment of such Taxes by any of QFOC and/or the CFC Parties and their Affiliates.

(b) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of QFOC for the QC Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of QFOC for a Straddle Period that relates to a QC Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) The CFC Parties shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for QFOC that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any QC Party will include the operations of QFOC.  CFC shall permit the QC Parties to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) The QC Parties, the CFC Parties and QFOC shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.4C(b) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The QC Parties agree (A) to retain all books and records with respect to Tax matters pertinent to QFOC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the CFC Parties or the QC Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the QC Parties, as the case may be, shall allow the other Party to take possession of such books and records.

(e) QC Holdings shall include the income of QFOC(including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on QC Holdings’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, QC Holdings shall cause QFOC to join in QC Holdings’ consolidated federal income tax return and, in jurisdictions requiring separate reporting from QC Holdings, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The CFC Parties shall cause QFOC to furnish information to QC Holdings as reasonably requested by QC Holdings to allow QC Holdings to satisfy its obligations under this section in accordance with past custom and practice. QFOC and the CFC Parties shall consult and cooperate with QC Holdings as to any elections to be made on returns of QFOC for periods ending on or before the Closing Date. The CFC Parties shall cause QFOC to file income Tax Returns, or shall include QFOC in its combined or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.

(f) QC Holdings shall allow QFOC and its counsel to participate in any audit of QC Holdings’s consolidated federal income Tax Returns to the extent that such returns relate to QFOC if, and only if, such audit could reasonably be expected to have Material Adverse Effect on CFC and its Affiliates.  QC Holdings shall not settle any such audit in a manner that would materially adversely affect QFOC after the Closing Date unless such settlement would be reasonable in the case of a Person that owned QFOC both before and after the Closing Date.

(g) QC Holdings shall immediately pay to the CFC Parties any Tax refund (or reduction in Tax liability) resulting from a carryback of a pre-acquisition Tax attribute of QFOC into the QC Holdings consolidated Tax Return, when such refund (or reduction) is realized by QC Holdings’ group. At the request of the CFC Parties,  QC Holdings will cooperate with QFOC in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. The CFC Parties agree to indemnify QC Holdings for any Taxes resulting from the disallowance of such pre-acquisition Tax attribute on audit or otherwise.

(h) QC Holdings shall not elect to retain any net operating loss carryovers or capital loss carryovers of QFOC.

6.4D.    Tax Elections

(a) [Reserved].

(b) The Parties agree that the amount attributable to the acquisition of stock of BCCU, plus the liabilities of BCCU (plus other relevant items) will be allocated to the assets of BCCU for all purposes (including Tax and financial accounting purposes) determined in accordance with Section 2.4 in a manner consistent with Section 338 of the Code and Section 1060 of the Code and the regulations thereunder. The QC Parties, BCCU and CFC shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

(c) If the Parties agree after the Closing, CFC and QC Holdings may join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. tax law) (collectively a ‘‘§338(h)(10) Election’’) with respect to the purchase and sale of the stock of QFOC hereunder.  If the Parties so agree, QC Holdings will pay any Tax attributable to the making of the §338(h)(10) Election and will indemnify the CFC Parties and QFOC against any Adverse Consequences arising out of any failure to pay such Tax.  If the Parties so agree, QC Holdings will also pay any state, local, or non-U.S. Tax (and indemnify the CFC Parties and QFOC against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or non-U.S. law similar to the election available under Section 338(g) of the Code  (or that results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of QFOC hereunder.

(d) The Parties agree that the amount attributable to the acquisition of stock of QFOC, plus the liabilities of QFOC (plus other relevant items) will be allocated to the assets of QFOC for all purposes (including Tax and financial accounting purposes) determined in accordance with Section 2.4 in a manner consistent with Section 338 of the Code and Section 1060 of the Coed and the regulations thereunder. The CFC Parties, QFOC and QC Holdings shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

6.5Enterprise-Wide Contracts.

(a) Each of CFC and QC Holdings agree that, after the Closing Date, (i) it shall use its commercially reasonable best efforts to ensure that financial services offered by any Transferred Entity (or at any QCFS Location) and information technology services provided to, and leased equipment used by any Transferred Entity (or to, or used at, any QCFS Location) is provided under an Enterprise-Wide Contract to which the acquirer of the applicable Transferred Entity or QCFS Locations is a party or under which it receives services, and (ii) immediately prior to the Closing, as among the Parties, no Enterprise-Wide Contract shall be deemed to be applicable to any such Transferred Entity or any QCFS Location.  The Parties agree that (I) in no event, (x) shall any Transferred Entity (or the acquirer of any QCFS Location) be liable for any penalties, clawbacks, reduction in fees or like charges under an Enterprise-Wide Contract to which it was a party or under which it received services prior to the Closing and (y) that any

Person shall be entitled to any portion of any volume bonus or similar amount (other than, for the avoidance of doubt, amounts described in Section 6.5(b)) received as a result of any Enterprise-Wide Contract to which such Person or any of such Person’s Affiliates immediately before the Closing was a party or under which it received services and (II) (v) with respect to amounts attributable to financial services transactions under any Enterprise-Wide Contract occurring prior to the Closing, such amounts, if received by QC Holdings or any of its Affiliates with respect to a financial services transaction conducted at a CFC Location, shall be paid over to CFC and (w) with respect to amounts attributable to financial services transactions under any Enterprise-Wide Contract occurring prior to the Closing, such amounts, if received by CFC or any of its Affiliates with respect to a financial services transaction conducted at a QC Location, shall be paid over to QC Holdings.  “Enterprise-Wide Contract” shall mean a contract, agreement or commercial relationship pursuant to which (i) financial services such as bill pay, money transfers or like financial services are provided to customers or (ii) information technology services (including point-of-sale services) are provided to the applicable Person.

(b) After the Closing Date, QC Holdings or CFC, as applicable shall make payment (or cause payment to be made) to the applicable Transferred Party or acquirer of QCFS Locations amounts received by it (or any of its Affiliates) that (i) are attributable to financial services transactions effected by such Transferred Party or acquirer after the Closing Date with respect to financial services that, but for the Swap, would have been provided under the contractual relationship existing immediately prior to Closing with respect to an Enterprise-Wide Contract and (ii) are paid on a “per transaction” or similar basis.

6.6Post-Closing Cash True-Up

(a) If, immediately after the Closing, the cash in the QC Locations exceeds the cash in the CFC Locations, CFC shall pay to QC Holdings the amount of such difference, and if, immediately after the Closing, the cash in the CFC Locations exceeds the case in the QC Locations, QC Holdings shall pay to CFC the amount of such excess.

(b) (i)CFC shall remit, in cash, amounts relating to Trust Taxes (to the extent not paid to the applicable Taxing Authority) attributable to transactions occurring at the CFC Locations prior to the Closing Date.

(ii) QC Holdings shall remit, in cash, amounts relating to Trust Taxes (to the extent not paid to the applicable Taxing Authority) attributable to transactions occurring at the QC Locations prior to the Closing Date.

(c)        It is hereby understood and agreed that the proceeds of check deposits and electronic debits (whether by ACH or otherwise) made or initiated (or presented to a financial institution for initiation) prior to the effective time of the Closing shall belong to the Party owning the assets or Interests immediately prior to the effective time of the Closing; provided, however, that no other right with respect to any customer account shall be affected by this Section 6.6(c).

6.7        Unused Vacation Time;  Earned Bonuses;  Leases; Prepaid Vendors.

(a) The Parties hereto agree that, to the extent a QC Worker or a CFC Worker, as applicable, is employed by, as applicable, a Transferred Entity or an acquirer of a QCFS Location as of the Closing Date (or with respect to any area or regional manager within a reasonable period of time after the Closing Date), QC Holdings or CFC, as applicable, shall pay to QC Holdings or CFC, as applicable, the amount that it (or any of its Affiliates) would have paid to such QC Worker or CFC Worker had such Person been paid for unused vacation or sick time or compensatory time off on the Closing Date or, as applicable, on a later date as earlier described, and it is hereby understood and agreed that QC Holdings shall pay CFC an amount equal to the amount paid to the QC Workers for the July 4th holiday of this year.

(b) Prior to the Closing Date, the applicable Party shall ensure that the rents on the lease for each Location shall be prepaid through July 31, 2016.  The Parties hereby agree that the aggregate amount of (w) deposits for security for the CFC Location leases, plus (x) rents paid for the month of July 2016 for QFOC and QCFS Locations shall be subtracted from the aggregate amount of (y) deposits for security for the QC Location leases, plus (z) rents paid for the month of July 2016 for the CFC Locations.  If such amount is negative, the absolute value of such amount shall be paid by CFC to QC Holdings; if such amount is positive, the amount shall be paid by QC Holdings to CFC.

(c) The Parties agree that with respect to vendors (including capital lessors), QC Holdings or CFC shall be entitled to a pro rated credit for any amount that represents payment for services to be provided or available after the Closing, and that in the case of capital leases, to the extent any amount represents payment for the leasing of such equipment after the Closing.

(d) The Parties agree that with respect to licenses, QC Holdings or CFC shall be entitled to a pro rated credit for the period of time any such license was paid for and allows licensed activity after the Closing Date.

ARTICLE VII CONDITIONS TO CLOSING

7.1 Conditions to Obligations of CFC.  The obligations of CFC to consummate (and to cause the consummation of) the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties made to the CFC Parties as set forth in this Agreement must be true and correct as of the Closing Date as though made on and as of the Closing Date,  except to the extent expressly made as of an earlier date, in which case, as of such date.

(b) The QC Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.  The current officers and directors of QFOC shall have resigned.

(c) The QC Parties shall have delivered or caused to be delivered to CFC the items required by Section 3.3.

(d) None of the Parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(e) All QC Workers to be employed by any Affiliate of CFC immediately after Closing shall have been paid for their services through the Closing Date; provided however that amounts payable under Section 6.7 shall not be governed by this Section 7.1(e).

(f) All licenses shall have been surrendered to the applicable state regulator to the extent such surrender is a condition to the operation of the QC Locations by CFC or any of its Affiliates.

7.2 Conditions to Obligations of QC Holdings.  The obligations of QC Holdings to consummate (and to cause the consummation of) the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of CFC set forth in this Agreement must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date,  except to the extent expressly made as of an earlier date, in which case, as of such date.

(b) CFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.    The current officers and managers of the CFC Transferees shall have resigned.

(c) CFC shall have delivered or caused to be delivered to QC Holdings the items required by Section 3.2.
(d) None of the Parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(e) All CFC Workers to be employed by any Affiliate of QC Holdings immediately after Closing shall have been paid for their services through the Closing Date provided however that amounts payable under Section 6.7 shall not be governed by this Section 7.2(e).

(f) All licenses shall have been surrendered to the applicable state regulator to the extent such surrender is a condition to the operation of the CFC Locations by QC Holdings or any of its Affiliates.

7.3 Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VIII TERMINATION OF AGREEMENT
8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of CFC and QC Holdings;

(b) by CFC or QC Holdings, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to July 15, 2016 or such later date, if any, as CFC and QC Holdings agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by CFC or QC Holdings, upon written notice to the other Party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the applicable Party does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any Party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under this Agreement;

(d) by CFC if:  (i) a QC Party has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the QC Parties such that the closing condition set forth in Section 7.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of any QC Party contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the QC Parties by the Termination Date; or

(e) by QC Holdings if:  (i) any CFC Party has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of any CFC Party contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(e), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the CFC Parties by the Termination Date.

8.2 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1 by either CFC or QC Holdings, this Agreement will become void and have no effect, without any liability or obligation on the part CFC or QC Holdings (or any other Party), other than the provisions of Section 8.2 and Article X, which will survive any termination of this

Agreement;  provided that nothing herein will relieve any Party from any liability for any pre-termination breach by such Party of its covenants or agreements set forth in this Agreement.

ARTICLE IX REMEDIES

9.1 Survival.  The representations, warranties, covenants and agreements of the Parties contained in this Agreement, each as qualified by the documents and information disclosed to the applicable Party prior to the Closing Date will survive the Closing but only to the extent specified in this Section 9.1.

(a) All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms.

(b) The representations and warranties contained in this Agreement will survive the Closing Date until the 15 month anniversary of the Closing Date, at which such point such representations and warranties and any claim for indemnification brought by CFC, QCFS or QC Holdings, as applicable, on account thereof will terminate, except for (i) pending Claims brought prior to the 15-month anniversary of the Closing Date, and (ii)  the Fundamental Representations (and claims for breaches thereof), which shall be deemed to be continuing and survive the Closing until 60 days after the date on which the applicable statute of limitations (giving effect to any waiver, tolling, mitigation or extension thereof) expires.

9.2 Indemnification by CFC.  Subject to the limitations set forth in this Article IX (including the provisions of Section  9.1), from and after the Closing, CFC will indemnify and hold harmless the QC Parties and their respective successors and permitted assigns (collectively, the “QC Indemnitees”) from and against, and will pay to the QC Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, customer refunds, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (such amounts, the “QC Losses”), in each case, actually incurred by any of the QC Indemnitees following the Closing as a result of:  (a) any breach of or inaccuracy in the representations and warranties of any CFC Party contained in this Agreement, (b) any breach of the covenants or agreements of any CFC Party contained in this Agreement, or (c) the Retained Liabilities with respect to the CFC.

9.3 Indemnification by the QC Parties.  Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, each of the QC Parties and its respective successors and permitted assigns will indemnify and hold harmless the CFC Parties and their respective successors and permitted assigns (collectively, the “CFC Indemnitees”, and it is understood and agreed that “Indemnitees” shall mean, as applicable, CFC Indemnitees or QC Indemnitees, or both, as the context may require)  from and against and will pay to the CFC Indemnitees the amount of any and all any and all out-of-pocket losses, liabilities, claims, damages, penalties, customer refunds, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (such amounts, the “CFC Losses”, and it is understood and agreed that “Losses” shall mean, as applicable, CFC Losses or QC Losses or both, as the context may require), in each case, actually incurred by any of the CFC Indemnitees following the Closing as a result of:

(a) any breach of or inaccuracy in the representations and warranties of any QC Party contained in this Agreement;
(b) any breach of the covenants or agreements of the QC Parties contained in this Agreement, or
(c) the Retained Liabilities with respect to QFOC.

9.4 Exclusive Remedy.  Except for any remedies provided under the Reciprocal Services Agreement, absent fraud or willful or intentional misrepresentation,  the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification and reimbursement obligations of the Parties set forth in this Article IX, and each of the CFC Indemnitees and the QC Indemnitees expressly waive any and all other rights and remedies in connection with any Losses relating to this Agreement.  The provisions of this Section 9.4 shall not, however, prevent or limit a cause of action under Section 9.7 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

9.5 Limitations on Indemnification Payments.  Notwithstanding anything in this Agreement to the contrary (including Section 9.2 and Section 9.3), the right of any Person to indemnification is limited as follows:

(a) Any Indemnitee’s right to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by such Indemnitee in respect of such Losses.  The Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by such Indemnitees under all such insurance policies and other third party indemnities.  Each Indemnitee shall remit to the applicable party providing indemnity any such insurance or other third party proceeds that are paid to any Indemnitee with respect to Losses for which the applicable Indemnitees have been previously compensated pursuant to Section 9.2 or Section 9.3, as applicable.

(b) No Indemnitee will be entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable for lost income, revenues or profits, multiples of earnings, diminution in value, consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages or any other similar damages.

(c) No Indemnitee shall be entitled to be compensated more than once for the same Loss.
9.6 Monetary Limitations on Indemnification Payments to the Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 9.2 and Section

9.3), the right of the Indemnitees to indemnification is limited (in addition to the limitations contained in Section 9.5) as follows:

(a) The Indemnitees will be entitled to indemnification pursuant to Section 9.2(a) or Section 9.3(a), as applicable on account of any such Losses arising with respect to the matters (or series or related or similar matters) described in Section 9.2(a) and Section 9.3(a) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the applicable Indemnitees with respect to such matters (or series or related or similar matters) exceeds $75,000.

(b) Neither the CFC Indemnitees nor the QC Indemnitees shall be entitled to indemnification for Losses under Section 9.2 or Section 9.3 in excess of $5,000,000 in the aggregate, and the liability of CFC and the QC Parties, as applicable, under Section 9.2 or Section 9.3, as applicable shall not exceed such amount.

(c) The limitations in Sections 9.6(a) and Section 9.6(b) shall not apply to breaches of the Fundamental Representations or indemnification or any other obligations with respect to any Retained Liabilities.   Additionally, it is understood and agreed that, for the avoidance of doubt, (x) with respect to the following matters:  (1) Saenz v. Buckeye Check Cashing of Illinois, LLC, et al., Case No. 16-CV-06052, filed in the United States District Court for the Northern District of Illinois, and (2) Theresa Mabery v. Checksmart, Case No. 16-40798, filed in the United States Bankruptcy Court for the Western District of Missouri, CFC shall retain the defense of such matters and shall be liable for all costs associated therewith, including the satisfaction of any judgments and (y) with respect to the following matters:  (1) Stemple v. QC Holdings, Inc., Case No. 12-CV-01997, filed in the United States District Court for the Southern District of California, (2) Augusto v. QC Financial Services of California, Inc., Case No. BC-617212, filed in the Superior Court of California, County of Los Angeles and (3) Sawyer v. QC Financial Services of California, Inc., Case No. MCC-1600392, filed in the Superior Court of California, County of Riverside, QCFS shall retain the defense of such matters and shall be liable for all costs associated therewith, including the satisfaction of any judgments.,

(d) Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

9.7 Specific Performance.  Each Party’s obligation under this Agreement is unique.  If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

9.8 Subrogation.  Upon making any indemnity payment pursuant to Section 9.2 or Section 9.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnitee, as applicable, against any third party in respect of the Losses to which the payment related.  The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.9 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability.  As soon as is reasonably practicable after an Indemnitee becomes aware of any direct or third party claim that such party has under Section 9.2 or 9.3, as applicable, that may result in a Loss for which such party is entitled to indemnification hereunder (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”).  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount, calculated in good faith and to the extent feasible, of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.9(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice from an Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article IX, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party; (ii) Liability Claim solely seeks (and continues to seek) monetary damages; (iii) Liability Claim does not include criminal charges; and (iv) Indemnifying Party expressly acknowledges in writing its responsibility for all Losses relating to such Liability Claim subject to indemnification by the Indemnifying Party under Section 9.2 or Section 9.3,  as applicable (it being understood that the foregoing written acknowledgement may contain a reservation of the Indemnifying Party’s right to dispute the entitlement to indemnification until such Liability Claim is proven to constitute Losses) (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.9(b) within 15 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article IX, the Indemnified Party may continue to defend the Liability Claim.  If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.9(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided,  however, that if any of the Litigation Conditions ceases to be met, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred thereafter in connection with such defense to the extent constituting Losses.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement.  The Indemnifying

Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim; provided,  however, that the Indemnifying Party may not consent to any such settlement or judgment to the extent that any such settlement or judgment (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete and irrevocable release from all liability in respect of such Liability Claim, (II) grants any injunctive or equitable relief or (III) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.  The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, upon prior notice to the Indemnifying Party and, upon request of the Indemnifying Party, after discussion of such settlement with the Indemnifying Party, unless the defense of such Litigation Claim by the Indemnifying Party was not permitted due to the existence of the Litigation Conditions described in clause (i), (ii) or (iii) of the definition thereof, in which case the Indemnified Party shall be required to obtain the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned), prior to settling any such Liability Claim notwithstanding that the Indemnifying Party had not assumed the defense thereof.

(c) Notwithstanding the provisions of Section 10.10, each Party consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person not party to this Agreement against any Indemnified Party for purposes of any claim that such Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein.  Each Party consents and agrees that process may be served on it with respect to such a claim anywhere in the United States of America.

(d) Notwithstanding anything to the contrary contained herein, the limitations set forth in this Article IX shall not apply to any Losses incurred by an Indemnified Party which are due to any fraudulent acts, omissions, or misconduct committed by any Indemnifying Party.

(e) Any Indemnified Party shall take commercially reasonable steps to mitigate its Losses as soon as reasonably practicable after such party becomes aware of any event or condition that results in or would reasonably be expected to result in any such Losses.

ARTICLE X MISCELLANEOUS AND GENERAL

10.1 Expenses.  Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such cost or expense.

10.2 Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties.

10.3 Third Party Beneficiaries. Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.4 Further Assurances.  The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

10.5 Notices.  Any notice or other communication provided for herein or given hereunder to a Party must be in writing and:  (a) sent by facsimile transmission; (b) sent by electronic mail; (c) delivered in person; (d) mailed by first class registered or certified mail, postage prepaid; or (e) sent by FedEx or other overnight courier of national reputation, in each case, addressed as follows:

If to CFC:

Michael Durbin
Executive Vice President and Chief Financial Officer

6785 Bobcat Way, Suite 200

Dublin Ohio 43016

Email:	mdurbin@ccfi.com

with a copy (which will not constitute notice) to:

Bridgette Roman
Executive Vice President and General Counsel

Facsimile No.:
Email:	broman@ccfi.com

If to the QC Holdings or QCFS:

Douglas Nickerson
Chief Financial Officer

9401 Indian Creek Pkwy Suite 1500

Overland Park, Kansas 66210
Facsimile No.:	913-234-5500
Email:	doug.nickerson@qchi.com

with a copy (which will not constitute notice) to:

Matt Wiltanger
General Counsel

Facsimile No.:	913-234-5500
Email:	matt.wiltanger@qchi.com

or to such other address with respect to a Party as such Party notifies the other Parties in writing as above provided.  Each such notice or communication will be effective:  (i) if given by facsimile, then when the successful sending of such facsimile is electronically confirmed; (ii) if given by electronic mail, then when confirmation of successful transmission is received; or (iii) if given by any other means specified in the first sentence of this Section 10.5, then upon delivery or refusal of delivery at the address specified in this Section 10.5.

10.6 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.7 Amendment; Waiver.  This Agreement may be amended or modified only by an instrument in writing duly executed by each of the Parties.  At any time, the Parties may:  (a) extend the time for the performance of any of the obligations or other acts required hereby; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.8 Resignations.  Immediately prior to the effectiveness of this Agreement, each of the officers, managers and directors, as applicable, hereby resign their offices in each of the CFC Transferees and QFOC, as applicable.

10.9 Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to its rules of conflict of laws that would require the application of laws other than those of the State of Ohio.

10.10 Consent to Jurisdiction and Service of Process.  The Parties hereby submit to the exclusive jurisdiction of the courts of Franklin County, Ohio or Johnson County, Kansas or the courts of the United States located in the District of Kansas or Southern District of Ohio in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 10.5.

10.11 Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.13 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:

(a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder;
(b) all references to the preamble, background paragraphs, Sections, Articles or Exhibits are to the preamble, background paragraphs, Sections, Articles or Exhibits of or to this Agreement;
(c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof;
(d) masculine gender shall also include the feminine and neutral genders and vice versa;
(e) words importing the singular shall also include the plural, and vice versa;
(f) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; and
(g) all references to “$” or dollar amounts are to lawful currency of the United States of America.

10.14 Information Provided.  In no event shall information provided to either Party constitute or be deemed to constitute an admission to any third party concerning such item by such Party, or agreement by such Party that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any such item.  In no event shall any information provided by either Party be construed as or constitute an admission, agreement or acknowledgment by the Company or the Seller that any such disclosure is material to the condition of the Company or the Seller.  In addition, matters disclosed in the negotiation and documentation of this transaction are not necessarily limited to matters required by this

Agreement to be disclosed.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

10.15 Counterparts; Electronic Transmission.  This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

10.16 Complete Agreement.  This Agreement and the other documents delivered by the Parties in connection herewith, together with the Services Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the Parties with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed as of the Effective Date.

CHECKSMART FINANCIAL COMPANY

By:	/s/ Kyle Hanson
	Name:	Kyle Hanson
	Title:	President

QC HOLDINGS, LLC QC FINANCIAL SERVICES, INC.

By:	/s/ Doug Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer

CASH CENTRAL OF MISSISSIPPI, LLC BUCKEYE CHECK CASHING OF ARIZONA, INC. BUCKEYE CHECK CASHING OF ALABAMA, LLC. BUCKEYE CHECK CASHING, INC.

By:	/s/ Kyle Hanson
	Name:	Kyle Hanson
	Title:	President

SCHEDULE I

CFC INTERESTS

100% of the issued and outstanding equity interests of:

(1) Buckeye Check Cashing of Illinois
(2) Buckeye Check Cashing of Missouri
(3) Buckeye Check Cashing of Kansas
(4) Buckeye Title Loans of Kansas
(5) Buckeye Title Loans of Missouri
(6) Buckeye Title Loans of Utah
(7) Buckeye Check Cashing of Utah